UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

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Archrock, Inc.
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MESSAGE TO OUR STOCKHOLDERS

March 11, 2025

Dear Fellow Stockholder:

On behalf of the Board of Directors and our management team, we cordially invite you to attend Archrock, Inc.’s Annual Meeting of Stockholders, which will be held at 9:00 a.m. Central Time on Thursday, April 24, 2025, at our corporate offices located at 9807 Katy Freeway, Suite 100, Houston, Texas.

At this meeting, you will have a chance to vote on the matters set forth in the accompanying Notice of Annual Meeting and Proxy Statement.

In 2024, we continued to execute against our strategic, operational and financial objectives, maintaining strong levels of equipment utilization and pricing, increasing our dividend per share and continuing purchases under our stock repurchase program. Additionally, we completed the acquisition of Total Operations and Production Services, LLC (“TOPS”), which added approximately 580,000 horsepower of electric motor drive compression equipment to our existing fleet. This acquisition strengthened Archrock’s position as a leading provider of electric motor drive compression equipment, which we believe benefits both Archrock from a maintenance standpoint and our customers’ operating economics through reduced maintenance, higher run time and no loss of gas in the pipeline. It also has the benefit of lessening our customers’ environmental footprint with reduced carbon dioxide and methane emissions.

We expect market demand for natural gas and natural gas production to remain strong. We believe America’s energy future is full of promise. It will take all forms of energy to meet future demands, and natural gas will continue to play a key role in providing affordable and environmentally conscious energy to residential and commercial markets. Our compression services are critical to processing and pipeline operations. The significant addition of electric motor drive compression equipment to our fleet through the TOPS acquisition enhances our ability to provide customers with an electric option where feasible. Equally important, we are focused on innovative technologies and processes, internally and through investments in methane mitigation and carbon capture technology to apply to traditional gas-powered compression. Our investments in new technology and electric motor drive compression equipment demonstrate strong commitment to our mission:

WE POWER A CLEANER AMERICA®.

Your vote is important, regardless of the number of shares you own. Whether or not you plan to attend the Annual Meeting, please vote by internet, telephone or mail as soon as possible to ensure your vote is recorded promptly. The instructions set forth in the Proxy Statement and on the proxy card explain how to vote your shares.

Thank you for your continued support of Archrock, an investment in reliable, affordable and cleaner energy.

Sincerely,

Gordon Hall, Chairman of the Board	Brad Childers, President and Chief Executive Officer

NOTICE OF 2025 ANNUAL STOCKHOLDERS’ MEETING

ANNUAL MEETING DETAILS	MEETING AGENDA
DATE Thursday, April 24, 2025 TIME 9:00 a.m. Central Time LOCATION Archrock, Inc. 9807 Katy Freeway, Suite 100 Houston, Texas 77024 RECORD DATE March 3, 2025

PROPOSAL

1: Election of nine director nominees to serve until the 2026 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified

2: Ratification of the appointment of Deloitte & Touche LLP as Archrock’s independent registered public accounting firm for fiscal year 2025

3: Advisory, non-binding vote to approve the compensation provided to our Named Executive Officers for 2024

	BOARD’S VOTING RECOMMENDATION FOR EACH NOMINEE FOR FOR	PAGE REFERENCE 1 25 28

The Board recommends that you vote “FOR” each director nominee and “FOR” proposals 2 and 3. The full text of these proposals is set forth in the accompanying Proxy Statement. Stockholders of record at the close of business on March 3, 2025, are entitled to receive notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

For specific instructions on how to vote your shares, please refer to the Notice of Internet Availability of Proxy Materials you received in the mail, the instructions provided in this document, or, if you requested to receive printed proxy materials, your proxy card.

By Order of the Board of Directors, Stephanie C. Hildebrandt, Secretary March 11, 2025

AVAILABILITY OF PROXY MATERIALS

This Proxy Statement and our 2024 Annual Report to Stockholders are available at www.archrock.com. Stockholders are encouraged to access and carefully review the proxy materials before voting. We commenced mailing and made this Proxy Statement and proxy card available on the Internet on March 11, 2025.

INCORPORATION BY REFERENCE

To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any other filing of Archrock, Inc. under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the sections of this Proxy Statement titled “Report of the Audit Committee” (to the extent permitted by the rules of the U.S. Securities and Exchange Commission (“SEC”)) and “Report of the Compensation Committee” shall not be deemed to be so incorporated, unless specifically stated otherwise in such filing. In addition, this Proxy Statement includes references to websites, website addresses, and additional materials found on those websites. For example, we reference our 2023 Sustainability Report. The content of these materials as well as any websites and other materials named, hyperlinked, or otherwise referenced in this Proxy Statement are not incorporated by reference into this Proxy Statement on Schedule 14A or in any other report or document we file with the SEC, and any references to such websites and materials are intended to be inactive textual references only.

2024 IN REVIEW

FISCAL 2024 HIGHLIGHTS

$110M cash returned to stockholders	3.5x dividend coverage

0.17 TRIR Total Recordable Incident Rate (“TRIR”)	3.3x year-end leverage ratio

Strategic

●	Focused on harnessing innovative technologies and processes across all aspects of our business to drive operational efficiencies and enhance our value proposition to our customers, including automation of workflows, integration of digital and mobile tools for our field service technicians and expansion of remote monitoring capabilities of our compression fleet.

●	Acquired TOPS, adding approximately 580,000 horsepower of electric motor drive compression equipment to our existing fleet.

●	Continued our focus on helping our customers decarbonize, including capital commitments toward electric motor drive compression equipment as well as investments in carbon capture, methane monitoring and proprietary methane capture technologies.

Operational

●	Maintained strong safety performance, with a TRIR in 2024 of 0.17 (0.09 excluding TOPS) and Preventable Vehicle Incident Rate (“PVIR”) of 0.29 (0.31 excluding TOPS).

●	Increased our contract operations gross margin by 500 basis points to 67% in 2024 compared to 2023.

●	Maintained a record compression fleet utilization rate of 96% as of December 31, 2024.

Financial

●	Net income and Adjusted EBITDA[1] grew year over year by 64% and more than 30%, respectively.

●	Distributed $110 million in dividends to stockholders, reflecting the strength and durability of our business.

●	Repurchased approximately 733,000 common shares under our stock repurchase program in 2024.

●	Maintained a leverage ratio of 3.3x (2.9x excluding TOPS).

__________

1 Adjusted EBITDA is a non-GAAP measure. See page 38 of this Proxy Statement for our calculation of Adjusted EBITDA and the inside cover of the 2024 Annual Report for a reconciliation of net income (loss) to Adjusted EBITDA.

i

SUSTAINABILITY

Archrock, Inc. (“Archrock,” the “Company,” “we,” “our” or “us”) is committed to a strategy focused on natural gas and a cleaner energy future for us, our customers and other stakeholders. We believe that a multi-faceted approach focused on partnerships, customer expectations and investments in innovative technology and processes will drive long-term business sustainability. Sustainability is embedded in our corporate strategy and reinforced by rigorous corporate governance as we seek to maximize stockholder value. We recognize the focus on reducing emissions intensity and a lower-carbon future will present both challenges and opportunities to the industry and Archrock. We also appreciate the impact of affordable energy on our collective health and wellbeing – and our natural gas compression infrastructure plays a critical role.

✓	20% of our short-term incentive program is comprised of quantifiable sustainability-focused metrics, including safety

✓	Operating safely and in an environmentally conscious way continues to be a core value of our Company

✓	Continued investment in new ventures to be utilized in our fleet and as customer offerings that we believe will assist in reducing emissions associated with the production and transportation of natural gas. This includes increased funding and collaboration with Ecotec International Holdings, LLC, a global leader in methane emissions monitoring, and serving as the lead investor in a Series A funding for Ionada PLC, a global carbon capture technology company

✓	Began deploying our patented methane capture technology to assist our customers in reducing their Scope 1 emissions (our Scope 3 emissions)

✓	Electric compression assets comprise approximately 17% of our fleet

✓	Newsweek recognized Archrock as one of America’s Most Responsible Companies 2024

We invite our stockholders to learn more about our approach and performance with respect to sustainability by reading our 2023 Sustainability Report and listening to our quarterly earnings calls. Our Sustainability Report and transcripts of our quarterly earnings calls can be found at www.archrock.com.

ii

CORPORATE GOVERNANCE

Archrock maintains best practices in governance, with Board of Directors (the “Board”) oversight of strategy and risk, including sustainability and cyber risks and opportunities.

✓	Annual election of all directors

✓	Plurality vote standard for election of directors, which requires that any nominee for director who receives a greater number of “withheld” votes than “for” votes must submit his or her resignation for consideration by our Board

✓	Separate independent Chairman and Chief Executive Officer (“CEO”)

✓	Majority independent Board; seven of our nine directors are independent

✓	100% independent Board committees

✓	Independent directors meet regularly without management present

✓	33% gender and racial diversity for director nominees in 2025; half of Board leadership roles were held by women in 2024

✓	Near median director compensation with emphasis on equity compensation

✓	Officer and director stock ownership guidelines

✓	No hedging or pledging of Company securities

✓	Annual Board and committee evaluations

✓	Extensive stockholder outreach in 2024

EXECUTIVE COMPENSATION

Our philosophy is to reward performance with a mix of fixed and variable compensation and that balances long-term and annual performance objectives. Good governance, adherence to best practices and consideration of stakeholder interests form the foundation of our executive compensation program, developed by a fully independent Compensation Committee with the support of an independent executive compensation consultant. Our best practices include:

✓	Annual review and consideration of our peer group

✓	Three-year performance periods for long-term incentive awards

✓	Three-year equity vesting

✓	Separate performance measures for short-term and long-term incentives

✓	Caps on performance-based compensation

✓	Regular review of burn rate and dilution associated with long-term incentives

✓	Extremely limited perquisites – only an annual executive physical

✓	Double trigger change of control agreements

✓	Performance-based compensation clawback policy

✓	Annual incentive program includes sustainability metrics, including safety

✓	For 2025 and beyond, long-term incentive awards are split equally between time- and performance-based awards

For more information regarding our 2024 executive compensation program, see the “Compensation Discussion and Analysis” in this Proxy Statement.

iii

PROPOSAL 1 ELECTION OF DIRECTORS

Nine directors are nominated to be elected to the Board at the 2025 Stockholders’ Annual Meeting (the “Annual Meeting”). Each nominee has consented to serve as a director if elected.

BOARD RECOMMENDATION

The Board recommends a vote “FOR” the election of each director nominee to hold office for a one-year term expiring at the 2026 Annual Meeting of Stockholders or until his or her successor is duly elected and qualified.

VOTE REQUIRED

With respect to the election of directors, you may vote “for” or withhold authority to vote for each director nominee. A plurality of the votes cast is required to elect each director nominee, meaning that the nine director nominees who receive the highest number of shares voted “for” their election are elected. However, our Corporate Governance Principles require that any nominee who receives a greater number of “withhold” votes than “for” votes must submit his or her resignation for consideration by our Board. Abstention and broker non-votes will not have an effect on the election of directors.

OVERVIEW OF 2025 DIRECTOR NOMINEES1

1 Gender/Racial Diversity is calculated based on the number of members of our Board who identify as either a traditionally underrepresented gender or a traditionally underrepresented race/ethnicity divided by the total number of directors.

ARCHROCK, INC. 2025 PROXY STATEMENT | 1

Board of Directors Qualifications and Attributes	Ainsworth	Childers	Hall	Hawes	Honeybourne	Lytal	Mallett	Rebrook	Segner
Accounting/Auditing Understands GAAP principles, financial statements and internal controls and procedures for financial reporting	•	•	•	•	•	•	•	•	•
Energy Industry Focus Career has been focused primarily on the energy industry	•	•	•	•	•	•	•	•	•
Engineering First hand or direct supervisory experience over engineering other highly technical functions specific to the energy industry	•		•		•	•	•	•	•
Cybersecurity First hand or supervisory experience over cybersecurity, or a cybersecurity certification		•		•			•		•
Finance/Capital Markets Served as a principal financial officer, in a role actively supervising corporate finance or in a banking or other asset management role	•	•	•	•	•	•	•	•	•
Health, Safety & Environmental First hand or significant supervisory experience over the HSE function	•	•					•	•	
Operations Direct supervisory experience over a company's operations division	•	•			•	•	•	•	
Public Company Board/Executive Experience Currently or has previously served on a public company board or has served in an executive leadership role of a publicly-traded or sizable privately-held company	•	•	•	•	•	•	•	•	•
Regulatory/Risk Management First hand or direct supervisory experience over this function in a publicly traded or highly regulated private company	•	•	•	•	•	•	•	•	•
Race/Ethnicity									
African American/Black							•		
Caucasian/White	•	•	•	•	•	•		•	•
Other Demographics									
Female	•			•					
Male		•	•		•	•	•	•	•
Age	68	60	65	70	73	67	68	51	71
Tenure	10	12	23	10	19	10	4	5	7
Total Public Company Boards Currently Served	4	1	1	2	1	1	2	1	2

ARCHROCK, INC. 2025 PROXY STATEMENT | 2

NOMINEES FOR DIRECTOR

The following biographical information is furnished with respect to each director nominee, together with a discussion of each nominee’s experience, qualifications and attributes or skills that were considered in their nomination to the Board.

ANNE-MARIE N. AINSWORTH Age 68 Independent Director since April 2015 Chair, Governance and Sustainability Committee Member, Audit Committee

Qualifications

●

Extensive leadership experience in the oil and gas industry

●

Familiarity with governance issues, having served as chief executive officer of both public and private energy companies

●

Experience operating a portfolio of energy assets including direct responsibility for safety

Career Highlights

●	President, Chief Executive Officer and director of the general partner of Oiltanking Partners, L.P. (a provider of terminal, storage and transportation services to the crude oil, refined petroleum and liquefied petroleum gas industries) and President and Chief Executive Officer of Oiltanking Holding Americas, Inc. from 2012 to 2014
●	Senior Vice President, Refining of Sunoco, Inc. (a petroleum and petrochemical manufacturer) from 2009 to 2012
●	General Manager of the Motiva Enterprises, LLC, refinery in Norco, Louisiana from 2006 to 2009
●	Director, Management Systems and Process Safety at Shell Oil Products U.S. from 2003 to 2006, and Vice President of Technical Assurance at Shell Deer Park Refining Company from 2000 to 2003

Board Service

●	Director, member of the governance, nominating and corporate social responsibility committee as well as the safety, environment and operational excellence committee of Pembina Pipeline Corporation (a Canadian oil and gas pipeline company)
●	Director and member of the audit committee and Chair of the ESG and nominating committee of Kirby Corporation (an operator of inland and offshore tank barge fleets in the U.S. and provider of diesel engine services)
●	Director and chair of the environmental, health, safety and public policy committee of HF Sinclair Corp. (an independent petroleum refiner in the U.S.)
●	Former director of Seventy Seven Energy Inc. from 2014 to 2015

Education

●	BS, Chemical Engineering, cum laude, University of Toledo
●	MBA, Rice University, where she also served as an Adjunct Professor from 2000 to 2009
●	Graduate, Institute of Corporate Directors Education Program, Rotman School of Management, University of Calgary, with ICD.D designation

ARCHROCK, INC. 2025 PROXY STATEMENT | 3

D. BRADLEY CHILDERS Age 60 President and Chief Executive Officer, Archrock Non-Independent Director since April 2013

Qualifications

●

Intimate knowledge of our strategy, operations and markets

●

Deep understanding of operational opportunities and challenges acquired through prior operating roles

●

Business judgment, management experience and leadership skills that are highly valuable in assessing our business strategies and accompanying risks

Career Highlights

●	President and Chief Executive Officer since 2011, Senior Vice President from 2007 to 2011, as well as various senior management roles with Exterran Energy Solutions, L.P., a predecessor subsidiary, from 2008 to 2011, and with Universal Compression Holdings, Inc. (“UCI”), a predecessor company from 2002 to 2007
●	President, Chief Executive Officer and Chairman of the Board of Archrock GP LLC, the managing general partner of Archrock Partners, L.P., a master limited partnership in which we owned an equity interest (the “Partnership”) from 2011 until the Partnership’s merger into a wholly owned subsidiary of Archrock, Inc. in 2018 (the “Partnership Merger”)
●	Various roles with Occidental Petroleum Corporation (an international oil and gas exploration and production company) and its subsidiaries from 1994 to 2002

Board Service

●	Director of Yellowstone Academy (a non-profit private school) since 2014
●	Former Chairman of the Board of the Partnership from 2008 until the Partnership Merger in 2018

Education

●	BA, Claremont McKenna College
●	JD, University of Southern California

GORDON T. HALL Age 65 Independent Director since March 2002 Member, Audit and Compensation Committees

Qualifications

●

Thorough understanding of our operational and strategic opportunities and challenges

●

Experience as a research analyst covering oil field services companies provides a broad-based understanding of the industry, as well as mergers, acquisitions and capital markets transactions

●

Extensive energy company board service

Career Highlights

●	Independent Chairman of the Board since November 2015, having served as Vice Chairman and Lead Independent Director from 2013 to 2015
●	Chairman of the Board of Exterran Holdings, Inc. from 2007 to 2013 and Chairman of the Board of Hanover Compressor from 2005 to 2007 (both predecessor companies)
●	Retired as Managing Director, Senior Oil Field Services Analyst and Co-Head of the Global Energy Group, Credit Suisse (an investment banking firm) in 2002 after 15 years with the firm
●	Former non-executive treasurer of Gordon College from 2019 to 2023; professor in the Master of Science in Financial Analysis Program from 2018 to 2020; and interim Chief Financial Officer in 2018

Board Service

●	Former member of the board of trustees, member of the executive board of trustees and chairman of the finance committee of Gordon College, from 2019 to 2024
●	Former director of Noble Corporation from 2010 to 2021, of Weatherford International plc from 2019 (upon emergence from Weatherford’s Chapter 11 reorganization) to 2020, of Select Energy Services from 2012 to 2015, of Grant Prideco, Inc. from 2007 until its acquisition by National Oilwell Varco, Inc. in 2008 and of Hydril Company from 2002 until its merger with Tenaris S.A. in 2007

Education

●	BBA, Mathematics, Gordon College
●	SM, M.I.T. Sloan School of Management
ARCHROCK, INC. 2025 PROXY STATEMENT | 4

FRANCES POWELL HAWES Age 70 Independent Director since April 2015 Chair, Audit Committee Member, Governance and Sustainability Committee

Qualifications

●

Over 20 years of service as a financial advisor and CFO for both private and public companies resulting in financial expertise, business knowledge and leadership experience

●

Extensive understanding of the audit function and risk management

●

Financial consulting and advisory experience

●

National Association of Corporate Directors Cyber Risk Oversight Certificate

Career Highlights

●	Numerous senior financial positions, including Chief Financial Officer of New Process Steel, L.P. (a privately held steel distribution company), American Electric Technologies (a publicly traded provider of power delivery solutions), NCI Building Systems, Inc. (a publicly traded firm providing engineered building solutions) and Grant Prideco (a manufacturer of engineered tubular products for the energy industry), from 2000 to 2013
●	Chief Accounting Officer of Weatherford International Ltd. (a multinational oil field service company) after serving in roles of increasing responsibility until 2000

Board Service

●	Director, chair of the audit committee and member of the nominating, corporate governance, environmental and social committee of Vital Energy, Inc. (a company focused on the exploration, development and acquisition of oil and natural gas properties in the Permian region of the U.S.)
●	Director of Memorial Assistance Ministries (a non-profit focused on basic needs in the Houston area) since 2024
●	Former director and audit committee member of PGT Innovations, Inc. (a manufacturer of premium windows and doors) from 2019 to 2024
●	Former director of Energen Corporation from 2013 to 2018 and of Express Energy Services from 2011 to 2014
●	Former director of Financial Executives International, Houston Chapter

Education

●	BBA, Accounting, University of Houston
●	Certified Public Accountant

J.W.G. “WILL” HONEYBOURNE Age 73 Independent Director since April 2006 Member, Compensation and Governance and Sustainability Committees

Qualifications

●

Thorough understanding of the challenges and opportunities of markets and financing through energy company board service for both publicly listed and privately held companies, and as managing director of a private equity firm focused on the energy industry

●

Executive and operations leadership experience with oilfield services companies

●

Petroleum engineering experience in the commercialization of technical services and prior service on energy sector technology company boards

Career Highlights

●	Partner at First Reserve, a private equity firm he joined as Managing Director in 1999; also serves on the firm’s Investment Committee, which is responsible for the investment program supervision including strategy, risk management and capital allocation
●	Senior Vice President of Western Atlas International (a seismic and wireline logging company) from 1996 to 1998
●	President and Chief Executive Officer of Alberta-based Computalog from 1993 to 1995
●	Earlier career with Baker Hughes, included positions as Vice President and General Manager at INTEQ and President of EXLOG
●	Member of the Society of Petroleum Engineers and the Society of Exploration Geophysicists

ARCHROCK, INC. 2025 PROXY STATEMENT | 5

Board Service

●	Former director of Barra Energia Petróleo e Gás (a private Brazilian oil and gas exploration and production company) from 2010 to 2022
●	Former director of Red Technology Alliance from 2006 to 2010
●	Former director of Acteon Group from 2006 to 2012
●	Former non-executive chairman of KrisEnergy from 2009 to 2017
●	Prior service on multiple energy sector boards of both privately held and publicly listed companies
●	Director of Blue Wing Adobe Trust (a non-profit dedicated to the preservation, restoration and adaptive reuse of Sonoma’s historic buildings)

Education

●	BSc, Oil Technology, Imperial College, London University

JAMES H. LYTAL Age 67 Independent Director since April 2015 Chair, Compensation Committee Member, Governance and Sustainability Committee

Qualifications

●

Over 40 years of experience in the midstream oil and gas sector, including executive leadership and advisory roles

●

Deep familiarity with the management of midstream assets

●

Through extensive board service, experience with public company executive compensation and governance matters

Career Highlights

●	Advisor for Global Infrastructure Partners (a leading global, independent infrastructure investor) from 2009 to June 2021
●	Executive Vice President, Enterprise Products Partners (a North American midstream energy services provider) from 2004 to 2009
●	President of Leviathan Gas Pipeline Partners, which later became El Paso Energy Partners, and then Gulfterra Energy Partners, from 1994 to 2004
●	Held a series of commercial, engineering and business development positions with various companies engaged in oil and gas exploration and production and gas pipeline services from 1980 to 1994

Board Service

●	Director of ColdStream Energy, LLC (a privately held oil and gas energy services company)
●	Director of Trinity Gas Storage (a privately held gas storage company)
●	Advisor to Insight M (a privately held aerial methane emission detection company)
●	Former director and chairman of the audit committee of Rice Acquisition Corp. II (a special purpose acquisition company) from 2021 to 2023
●	Former director and member of the audit committee and chairman of the conflicts committee of Rice Midstream Management LLC, the managing general partner of Rice Midstream Partners, L.P. from 2015 until it was acquired in 2018
●	Former director of Gulfterra Energy Partners from 1994 to 2004
●	Former director of Azure Midstream Partners GP, LLC, the general partner of Azure Midstream Partners, LP from 2013 to 2017, including service as member of the audit committee and chairman of the conflicts committee
●	Former director and chairman of the compensation committee and member of the audit committee of SemGroup Corporation from 2011 until it was acquired in 2019

Education

●	BS, Petroleum Engineering, The University of Texas at Austin

ARCHROCK, INC. 2025 PROXY STATEMENT | 6

LEONARD W. MALLETT Age: 68 Independent Director since January 2021 Member, Audit and Compensation Committees

Qualifications

●

Significant executive leadership experience with responsibility for engineering, strategic sourcing and health, safety and environmental training, compliance and reporting

●

Operations experience and technical expertise, including construction, start-up and operation of natural gas and oil pipeline gathering, transportation and processing facilities

Career Highlights

●	Executive Vice President and Chief Operations Officer of Summit Midstream Partners, LP (a midstream provider of natural gas, oil and water gathering services) from 2015 to 2019; Interim Chief Executive Officer during 2019
●	Senior Vice President, Engineering, Enterprise Products Partners L.P. (a midstream natural gas and oil pipeline company) from 2008 to 2015 and Senior Vice President of Environmental Health and Safety from 2006 to 2008
●	Served in roles of increasing responsibility with TEPPCO (a master limited partnership that provided oil and natural gas pipelines and storage and related facilities) from 1979 to 2006, including as Senior Vice President of Operations
●	Formerly held leadership roles with the Pipeline Research Council International, the Office of Pipeline Safety and the Clean Channel Association

Board Service

●	Director of South Bow Corporation (an operator of crude oil pipeline infrastructure connecting Canadian crude oil supplies to U.S. refining markets) and member of the human resources and the safety, environmental and operations committees
●	Director of Bravo Infrastructure Group (a privately held holding company for solar panel installation companies)
●	Former director of Summit Midstream GP, LLC, the general partner of Summit Midstream Partners, LP, 2019

Education

●	BS, Mechanical Engineering, Prairie View A&M University
●	MBA, Houston Baptist University
●	Kellogg Executive Development Program at Northwestern University

JASON C. REBROOK Age 51 Non-Independent Director since July 2020

Qualifications

●

Over 25 years of experience in capital markets, acquisitions, divestures and operations in both the upstream and midstream sectors

●

Operating experience and understanding of the unique risks, opportunities and challenges of the oil and gas industry

●

Leadership experience in a highly entrepreneurial and successful privately held company

Career Highlights

●	Chief Executive Officer and director of Harvest Midstream Company (a privately held midstream company services provider) since 2018 and Chief Executive Officer of JDH Capital Company
●	President of Hilcorp Energy Company (a privately held oil and gas production company) from 2018 to January 2021 and Executive Vice President from 2009 to 2018, having joined Hilcorp in 2008 as Asset Team Manager of the company’s Gulf of Mexico properties
●	Previously served as Senior Vice President, Oil & Gas, GE Capital and in both domestic and international assignments with Chevron Corporation
●	Member of Young Presidents’ Organization, Duke University’s Energy Task Force, the Society of Petroleum Engineers, the Independent Petroleum Association of America and the Greater Houston Partnership

Board Service

●	Director of privately held companies Hilcorp Energy Company, Baywater Drilling, LLC, Kenai Logistics, LLC and STX Beef, LLC
●	Former member of the board of trustees for Marietta College
●	Former director of privately held companies Elite Compression Services, LLC from 2012 to 2019 and Texas Coastal Ventures, LLC from 2016 to 2019

Education

●	BS, Petroleum Engineering, Marietta College
●	MBA, Duke University’s Fuqua School of Business

ARCHROCK, INC. 2025 PROXY STATEMENT | 7

EDMUND P. SEGNER, III Age 71 Independent Director since July 2018 Member, Audit and Governance and Sustainability Committees

Qualifications

●

Technical experience and financial acumen

●

Thorough understanding of the energy industry and operational challenges unique to the industry

●

Experience with compensation, financing matters and the evaluation of acquisition opportunities through service as a president and director of other publicly traded companies

Career Highlights

●	Professor in the Practice of Engineering Management in the Department of Civil and Environmental Engineering at Rice University (Houston) since 2007
●	President, Chief of Staff and Director from 1999 to 2007 and principal financial officer from 2003 to 2007, EOG Resources, Inc. (a publicly traded independent oil and gas exploration and production company)

Board Service

●	Director and member of the audit and finance committees of Vital Energy, Inc. (a company focused on the exploration, development and acquisition of oil and natural gas properties in the Permian region of the U.S.)
●	Former director of HighPoint Resources (a company engaged in exploration and production of natural gas and oil reserves in the U.S. Rocky Mountain region) from 2009 and until its merger with Bonanza Creek Energy, Inc. in 2021

Education

●	BS, Civil Engineering, Rice University
●	MA, Economics, University of Houston
●	Certified Public Accountant
ARCHROCK, INC. 2025 PROXY STATEMENT | 8

GOVERNANCE

INVESTOR OUTREACH

Highlights of our corporate governance practices are provided at the beginning of this Proxy Statement under “2024 in Review”. The Board is committed to responsible and responsive corporate governance policies and practices that serve the interests of all stockholders. The full Board, with the recommendation of our Governance and Sustainability Committee, routinely reviews best practices in corporate governance, as well as sustainability issues, and considers stakeholder interests and feedback.

Archrock takes a multipronged approach to investor communications, and during 2024, members of our senior management team attended 12 investor conferences and non-deal roadshows as well as numerous meetings to discuss our strategy and outlook with our stockholders and have received information on the topics they consider most important as an investor in Archrock.

During 2024, in addition to these traditional investor conference and roadshows, we initiated outreach to our top stockholders (representing over 70% of our shares outstanding as of year-end 2024) to engage on proxy and stewardship matters. The meetings were focused on executive compensation as well as topics at the investors’ discretion, including governance and sustainability. The meetings were attended by our General Counsel, Compensation Committee Chair and/or our Chairman of the Board. Based on certain investors’ valuable feedback, we have provided additional disclosure herein and in our upcoming sustainability report, as appropriate, regarding the operation of our long-term incentive awards based on total stockholder return, director onboarding and continuing education and Board and committee self-evaluations.

DIRECTOR INDEPENDENCE AND TENURE

We have adopted a code of business conduct (the “Code of Business Conduct”), which is applicable to our directors, our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer or Controller (or persons performing similar functions) (“designated officers”) and employees. The Code of Business Conduct is posted on our website at www.archrock.com under the “Investor Relations – Governance” tabs. We will furnish a copy of the Code of Business Conduct to any person, without charge, upon written request to the address provided under “Company Contact Information.” Code of Conduct waivers for directors, executive officers and any designated officer may only be made by the Board of Directors or a committee of the Board and will be promptly and publicly disclosed.

The Code of Business Conduct requires all employees, officers and directors to avoid situations that may impact their ability to carry out their duties in an independent and objective fashion. Any circumstance that has the potential to compromise their ability to perform independently must be disclosed. At least annually, we distribute director and officer questionnaires to elicit related-party information. The questionnaire includes our Code of Business Conduct, Corporate Governance Principles and Securities Trading Policy and requires that each director and executive officer certify their review and compliance with such documents. We also require that responses to the questionnaire be updated throughout the year to the extent circumstances change.

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Our Governance and Sustainability Committee assesses director independence annually by considering all direct and indirect business relationships between Archrock and each director (including his or her immediate family), as well as relationships with our registered public accounting firm, our compensation consultant, other for-profit concerns and charitable organizations. With our Governance and Sustainability Committee’s recommendation, the Board makes a determination relating to the independence of each member, which is based on applicable laws, regulations, our Corporate Governance Principles and the rules of the New York Stock Exchange (“NYSE”).

During our Governance and Sustainability Committee’s most recent review of independence, the committee was provided with responses to the director and officer questionnaires, along with information regarding transactions with related parties identified through a search of our accounting records. See “Related Party Information” in this Proxy Statement for more information.

Based on the recommendation of our Governance and Sustainability Committee, the Board determined that the following nominees for director are independent: Mmes. Ainsworth and Hawes and Messrs. Hall, Honeybourne, Lytal, Mallett and Segner.

The Board believes it has a healthy mix of representation based on tenure of the directors currently serving.

BOARD STRUCTURE AND OVERSIGHT

Our Fourth Amended and Restated Bylaws (as amended, our “bylaws”) provide that our Chairman of the Board may be a “non-executive” Chairman or an Executive Chairman. Our Corporate Governance Principles currently provide that the functions of the Chairman of the Board and the Chief Executive Officer are distinct, and the Board has determined that such functions should be performed by separate individuals. We have selected an independent, non-executive Chairman to lead our Board. The Board recognizes the time, effort and energy that our Chief Executive Officer is required to devote to his position, while our Chairman fulfills a stewardship and Board leadership role. The Board believes this structure is appropriate for us and is in the best interest of our stockholders because of the size and composition of the Board, the scope of our operations and the responsibilities of the Board and management. In addition, in evaluating the leadership structure of the Board, consideration has been given to the heightened need to monitor the rapidly changing energy environment and markets, to innovate, and to focus on sustainability performance. Dependent upon one or more of these factors, as well as stockholder sentiment, the Board would consider the adoption of a different leadership structure and in such event would promptly communicate that change to stockholders.

The responsibilities of our Chairman of the Board include:	Presides over Board meetings and executive sessions of the independent directors.
Oversees the annual Board calendar, and, in consultation with our CEO, schedules and sets the agendas for the Board meetings.
Oversees the dissemination of the appropriate information to the Board and ensures sufficient time for review and discussion of such materials.
Ensures open communication between the independent directors and executive leadership.
Assists the chairs of the various Board committees in preparing agendas for committee meetings.
Chairs the Company’s Annual Meeting of Stockholders.
Provides input on the appropriate size, structure and composition of the Board and committees of the Board.
Maintains frequent communication with the CEO in between Board meetings to consider issues of importance to the Company, management and the Board.
Performs other functions and responsibilities requested by the Board or CEO, including representation of the Board in communications with stockholders or other stakeholders.

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DIRECTOR ONBOARDING

We have an immersive approach to director onboarding, which begins with one-on-one meetings with our Chairman of the Board, who mentors the new Board member. Additional meetings are held with our committee Chairs and with members of our senior management team, including our Chief Executive Officer, Chief Financial Officer, General Counsel and senior officers over operations. New directors are educated regarding key governance matters and Company policies that impact the director’s service and effectiveness on the Board, including but not limited to, our Code of Business Conduct, governance documents and policies related to human resources, conflicts of interest, securities trading, related party transactions, auditor independence and pre-approvals and executive and board succession planning. In addition to learning about the Company’s near- and long-term operational, financial and strategic objectives, the new director puts on a hard hat for a visit to a make-ready shop or gas compression site to see our operations first-hand, receive a “boots on the ground” education and ask questions. Our Vice President, Health Safety and Environment also meets with the new director to discuss the safety risks associated with our operations and our approach to mitigating those risks. During their first year of service, a new director is limited in committee service but is encouraged to attend all committee meetings to observe and learn. This gives the Chairman of the Board and Chair of the Governance and Sustainability Committee the opportunity to further assess the new director’s interest in and expertise for additional committee service.

DIRECTOR CONTINUING EDUCATION

The Company supports director continuing education with a formal policy that provides for reimbursement for attendance at an unlimited number of daily seminars as well as one multi-day conference per year. The Board believes it is vital that directors feel free to avail themselves of continuing education to further their knowledge and understanding of various aspects of general industry and, especially, energy industry topics including, but not limited to, strategy, finance, risk management, human resource management, executive compensation, auditing, cybersecurity, risk management, governance, sustainability, market and economic trends and strategic planning.

BOARD AND COMMITTEE EVALUATION

The Board and each committee of the Board conducts a formal annual self-evaluation through a written questionnaire, with the individual responses kept anonymous to ensure that each director has the opportunity to provide critical input where necessary. Archrock’s General Counsel reviews the responses and provides a detailed report for the Chairman of the Board and each Committee Chair for review and discussion at the following Board and committee meetings. Our Governance and Sustainability Committee oversees the Board and committee evaluations.

The Governance and Sustainability Committee determined that it would not extend the evaluation process to assess individual director performance. This is based on our directors’ exceptional board attendance (including by all independent directors at all committee meetings) and director feedback that fellow Board members demonstrate that they are thoroughly prepared, have an understanding of the materials provided in advance of meetings and meaningfully participate during meetings with a collegial yet critical approach to the topics presented.

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Components of Annual Board Performance Evaluation

The Board is committed to continuing enhancements of best practices and in response to formal evaluations as well as informal director and management input, made the following enhancements over the past several years:

Organization and Structure

Identified the need to add cybersecurity expertise on the Board; in response, Ms. Hawes, Chair of our Audit Committee, received a Cyber Risk Oversight Certificate upon completion of the National Association of Corporate Directors’ rigorous six-week program.

Identified the need to add to the Audit Committee operational and technical expertise, particularly as associated with risk management; in response, Leonard W. Mallett was appointed to the Audit Committee in early 2025.

Initiated discussions regarding Board succession planning in light of its current composition and the Company’s strategic objectives.

Conduct of Meetings

Changed internal processes to allow for more timely distribution of committee materials to directors to facilitate advance review.

Scheduled an executive session for all Board and committee meetings without management present and, minimally, an executive session for all independent directors at each quarterly meeting.

Streamlined routine reports and agendas and lengthened the time allotted for Board meetings to allow for more strategic discussion and debate.

Board Engagement

Enhanced financial and operational updates from management to the Board between regularly scheduled board and committee meetings.

Included Board dinners with regular quarterly meetings for informal discussion and information exchange.

Added enhanced review and discussion of risks, including cybersecurity.

Added a full day annual strategy meeting which includes in-depth reports and discussions on key initiatives, market outlook and strategic priorities for the coming year as well as increased exposure to field management and product demonstrations.

Board’s Relationship with Management

Solicited input from management as to their perception of the Board’s expectations of management, understanding of key issues and challenges and level of support.

Expanded Board meeting guests to include middle management for presentations before the Board, as appropriate, as well as additional opportunities to interact with management.

Board Administration	Added restricted stock units with a deferral election as an alternative to annual awards of restricted stock to directors. Adopted a formal policy on Board continuing education.

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BOARD COMMITTEES AND MEETING ATTENDANCE

The Board has designated an Audit Committee, a Compensation Committee and a Governance and Sustainability Committee (together, the “Committees”) to assist in the discharge of the Board’s responsibilities. The Board and the Committees are governed by our Code of Business Conduct, Corporate Governance Principles and the applicable committee charters, each of which is available to the public on our website at www.archrock.com under the “Investor Relations – Governance” tabs or in print by submitting a written request to the address provided under “Company Contact Information.” The purpose and composition of each committee is summarized in the following table.

Audit Committee
Members Frances Powell Hawes, Chair Anne-Marie N. Ainsworth Gordon T. Hall Leonard W. Mallett (as of February 2025) Edmund P. Segner, III	Number of Meetings 5 Attendance 100%	Independent Directors 100% Committee Report Page 26

The Audit Committee’s primary purpose is to assist the Board in its oversight of the integrity of our financial statements, the accounting and financial reporting processes and financial statement audits, our compliance with legal and regulatory requirements and with the ethical standards adopted by the Company, the independence, qualifications and performance of the independent auditor and our internal audit function, and our systems of disclosure controls and procedures and internal control over financial reporting. Further, the Audit Committee also oversees the enterprise risk management (“ERM”) process by which the Company assesses and manages risks, including business continuity and information technology (“IT”) risks and cybersecurity and data privacy risks.

The Board has determined that Mr. Mallett is financially literate and each of Mmes. Ainsworth and Hawes and Messrs. Hall and Segner qualifies as an “audit committee financial expert,” as that term is defined by the SEC. Further, various Audit Committee members have first-hand or supervisory experience over cybersecurity, and Ms. Hawes has also obtained the National Association of Corporate Directors Cyber Risk Oversight Certificate. No member of our Audit Committee serves on the audit committee of more than two other public companies.

Compensation Committee
Members James H. Lytal, Chair Gordon T. Hall J.W.G. (“Will”) Honeybourne Leonard W. Mallett	Number of Meetings 7 Attendance 100%	Independent Directors 100% Committee Report Page 51

The Compensation Committee’s primary purpose is to oversee the development and implementation of our compensation philosophy and strategy that assist management with attracting, developing, retaining and compensating the senior executive talent required to achieve corporate objectives that align with the interests of management and the Company’s stockholders, and linking pay and performance. Our Compensation Committee is charged with overseeing our broad-based strategies related to human capital management. In addition, the Compensation Committee is responsible for incentive-compensation plans and equity-based plans as well as administering and overseeing the Company’s compliance with our Compensation Recovery Policy, required by the applicable SEC and NYSE rules.

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Governance and Sustainability Committee
Members Anne-Marie N. Ainsworth, Chair Frances Powell Hawes J.W.G. (“Will”) Honeybourne James H. Lytal Edmund P. Segner, III	Number of Meetings 4 Attendance 100%	Independent Directors 100%

The Governance and Sustainability Committee’s primary purpose is to identify qualified individuals to become directors, determine whether existing directors should be nominated for re-election, review the composition of the Board and its committees, develop and maintain our Corporate Governance Principles, oversee the annual evaluation of the Board and its committees and provide oversight of our approach to governance and sustainability matters.

The Board met 11 times in 2024. All directors attended 100% of the regularly scheduled meetings of the Board and each committee on which he or she served during 2024. Two directors each missed one Board meeting during 2024, in both instances, due to a pre-existing conflict with a specially called Board meeting. Directors are also encouraged to attend each Annual Meeting of Stockholders, and in 2024 all directors attended the meeting.

RISK OVERSIGHT

The Board has an active role, as a whole and through its committees, in the oversight of the Company’s risks consistent with the principles outlined in the Committee of Sponsoring Organizations of the Treadway Commission (COSO) 2017 framework and is assisted by management in the exercise of these responsibilities. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports; our directors are invited to attend all committee meetings, and the independent directors typically do so. This facilitates coordination of the risk oversight role among the Board and its committees, particularly with respect to risk interrelationships. The involvement of the Board in reviewing, approving and monitoring our fundamental financial and business strategies, as contemplated by our Corporate Governance Principles, is important to the determination of the types and appropriate levels of risk we undertake.

Management is responsible for identifying risks and opportunities along with the associated response which may involve implementing processes and procedures intended to mitigate risks, which can range from risk avoidance or acceptance to reduction or transfer depending on the facts and circumstances. Archrock engages an outside consultant on a periodic basis to assist management with the identification of short-, intermediate- and long-term risks and to provide insight into emerging trends and best practices, with the last engagement occurring in 2023. Identified risks are ranked based on likelihood of occurrence and potential impact. The assessment considered our risk response and mitigating factors, resulting in the assignment of a management effectiveness score. Risk exposure is considered in the development of our annual and long-term business planning and executive compensation program and informs our approach to business continuity and cybersecurity planning and our compliance and human resource programs. See “Risk Management with Respect to Information Technology and Cybersecurity” below for further information on cybersecurity risk management.

Validation of management’s risk response occurs through internal audits or resources independent of the functional area, our disclosure controls and procedures and, with respect to financial reporting, external auditing. While management presents their findings on risk exposure and our response, the Board has the authority to override management on any risk matter.

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Risk management is a continuous process comprised of five intertwined components: strategy and objective setting, performance, review and revision, information, communication and reporting and governance and oversight. Through these activities, regular reports are provided to the Board and its committees. Importantly, management’s regular attendance at Board and committee meetings and in-person reports to the Board and its committees provide direct access to our management team, for example:

●	Our Vice President, Health, Safety and Environment provides quarterly updates to our Board.

●	Our Vice President, Internal Audit reports directly to the Chair of our Audit Committee.

●	Our Senior Vice President and General Counsel also serves as our Chief Compliance Officer and provides monthly updates to the Audit Committee Chair and quarterly compliance updates to the Audit Committee, and more frequent updates as needed.

●	Our Vice President of IT and our senior manager in charge of IT security provide regular cybersecurity updates to our Audit Committee.

●	Members of our senior management team report quarterly to the full Board on operations and financial performance.

●	Our Vice President, Internal Audit, Chief Compliance Officer, Chief Financial Officer, Chief Accounting Officer and independent auditors each meet separately with our Audit Committee in executive session with no other members of management present on a quarterly basis.

●	Our Vice President, Tax provides quarterly updates to our Audit Committee.

●	Our Vice President, Investor Relations, routinely reports on sustainability matters to our Governance and Sustainability Committee.

●	Our Senior Vice President and Chief Human Resource Officer attends all Compensation Committee meetings, and the committee meets privately with our independent compensation consultant.

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The following sets forth the responsibility of the Board, Board committees and management with respect to risk oversight:

Board of Directors

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Strategic, financial and execution risk associated with the annual performance plan and long-term plan, including major operational and sustainability initiatives, including safety

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Risks associated with capital management, including financing, dividends and capital expenditures

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Mergers, acquisitions and divestitures

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Major litigation, disputes and regulatory matters

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Management succession planning

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Emissions-related risks and opportunities that may impact our business strategy

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In coordination with the Board’s committees, oversight of our ERM and cybersecurity risk programs

Audit Committee

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Financial reporting, accounting, disclosure and internal controls, including oversight of the internal and independent audit functions

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Assist the Board with oversight of the ERM process for identifying key risks and assessing management’s response

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Cybersecurity risk program, including other aspects of information technology

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Compliance, litigation and tax regulatory matters

Compensation Committee

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Risks related to the overall effectiveness and cost of our compensation and benefit programs

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Risks associated with the design of executive compensation, including a mix of short- and long-term incentive compensation that does not encourage excessive risk-taking

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Performance management as it relates to our executive officers

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Approach to human capital management

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Assist the Board with management succession planning

Governance and Sustainability Committee

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Risks associated with corporate governance, board composition and effectiveness and director succession planning

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Monitoring and disclosure of material sustainability risks and integration of Company-wide response

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Oversight of key sustainability strategies, policies and risks, as well as review of the annual Sustainability Report prior to publication

Management

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Stay abreast of emerging regulatory issues, external and internal threats and best practices

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Annually identify short-, intermediate- or long-term material risks and rank such risks according to likelihood and potential impact

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Develop a risk response and create processes and procedures for risk mitigation, including through our routine disclosure controls and procedures

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Regularly evaluate the adequacy and implementation of risk mitigation processes and procedures

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Integrate risk management into our corporate strategy

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Regularly report to the Board or Board committees, as applicable, regarding risk management

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Regularly communicate with the Board regarding our strategic and financial plans

Risk Management with Respect to Information Technology and Cybersecurity. Our Board delegates oversight to specific subcommittees and is informed quarterly through committee reports. The Audit Committee is responsible for overseeing our cybersecurity risk management program. Various Audit Committee members have first-hand or supervisory experience over cybersecurity, and our Audit Committee chair is certified in the National Association of Corporate Directors Cyber Risk Oversight Program.

Our IT senior management team, including our Vice President of IT, is responsible for assessing and managing our material risks from cybersecurity threats and has primary responsibility for our overall cybersecurity risk management program, including supervising both our internal cybersecurity personnel and external cybersecurity consultants. Our Vice President of IT has over 25 years of experience primarily focused on managing large scale, complex programs and projects as well as managing application development teams in a global environment. Our senior manager in charge of IT security has more than a decade of experience in cybersecurity risk management, including Certified Information Systems Security Professional certification. Our IT management team utilizes various processes and technologies to identify, protect, detect, respond and recover from cybersecurity events and incidents. During 2024, our IT management team initiated an independent evaluation of our cybersecurity framework and implemented certain company-wide security enhancements. In addition, the IT management team is subject to specific key performance indicators (“KPIs”) and performance against such KPIs is reviewed by our Audit Committee. To create awareness in our first line of defense, training is also provided to employees to help them identify security risks, which includes routine phishing exercises and appraisal of and assistance with security-related performance.

Cybersecurity events and incidents can be reported to our Vice President of IT in several ways, including through our externally managed detection and response provider, system alerts or employees reporting suspicious activity. The Vice President of IT reports to our executive leadership team and along with our senior manager in charge of IT security, provides cybersecurity risk assessment and response updates to the Audit Committee on a regular basis, or as often as deemed necessary.

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Other Areas of Risk Management. See our 2023 Sustainability Report at www.archrock.com for information associated with additional areas of risk management addressed by our management team and reviewed by our Board and committees of the Board.

DIRECTOR QUALIFICATIONS AND NOMINATIONS

Our Governance and Sustainability Committee believes that all Board candidates should be selected for their character, judgment, ethics, integrity, business experience, time commitment and acumen. The Board, as a whole, through its individual members, seeks to have competence in areas of particular importance to us such as finance, accounting, operations, energy industry, health, safety and the environment and relevant technical expertise. Our Governance and Sustainability Committee also considers issues of diversity in the director identification and nomination process in compliance with applicable laws, regulations or other legal requirements. In addition, our Governance and Sustainability Committee believes that a variety of types and a balance of experience, knowledge and abilities among directors are in the best interests of the stockholders and employee population. While our Governance and Sustainability Committee does not have a formal policy with respect to diversity, it seeks nominees with a broad diversity of experience, professions, skills, education and backgrounds to meet the Company’s ongoing needs. Our Governance and Sustainability Committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all prospective nominees. Our Governance and Sustainability Committee believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

Directors must be committed to enhancing the long-term interests of our stockholders as a whole and should not be biased toward the interests of any particular segment of the stockholder or employee population. Board members should also be prepared to travel to attend meetings of the Board and its committees and should be ready to dedicate sufficient time to prepare in advance of such meetings to allow them to make an effective contribution to the meetings. Further, Board members should ensure that they are not otherwise committed to other activities which would make a commitment to the Board impractical or unadvisable. In addition, Board members should satisfy the independence, qualification and composition requirements of the Board and its committees, as required by law, regulation and the rules of the NYSE, our certificate of incorporation, our bylaws and our Corporate Governance Principles.

Stockholders may propose director nominees to our Governance and Sustainability Committee (for consideration for election at the 2026 Annual Meeting of Stockholders) by submitting, within the time frame set forth in this Proxy Statement, the names and supporting information (including confirmation of the nominee’s willingness to serve as a director) to the address provided under “Company Contact Information.” Any stockholder-recommended nominee will be evaluated in the context of our director qualification standards and the existing size and composition of the Board, and there is no difference in the manner in which the Governance and Sustainability Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder. See “Additional Information – 2026 Annual Meeting of Stockholders.”

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Hall, Honeybourne, Lytal and Mallett served on our Compensation Committee in 2024. There are no matters relating to interlocks or insider participation that we are required to report.

MANAGEMENT SUCCESSION PLANNING

Succession planning is a critical Board function. Our Compensation Committee considers our business strategy in evaluating the skills and experience necessary for us to achieve our objectives and is actively engaged in management succession planning. With input from our Chief Executive Officer, our Compensation Committee routinely reviews management talent and leadership development and advises the Board in this regard. The Board has adopted a management succession plan, as well as a succession policy in the event of an unanticipated vacancy in the Chief Executive Officer position. In addition, the Company has entered into a Retention Incentive Agreement with our Chief Executive Officer. See “Other Compensation Policies, Practices and Guidelines – Agreements with Executive Officers – CEO Retention Agreement.”

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RELATED PARTY INFORMATION

Related Party Policy and Practices. We recognize that transactions with related persons can present potential or actual conflicts of interest and create the appearance that decisions are based on considerations other than the best interests of Archrock and our stockholders. Therefore, our Audit Committee has adopted a written policy on related party transactions to provide guidance and set standards for the approval and reporting of transactions between Archrock and individuals with a direct or indirect affiliation with the Company and to ensure that those transactions are in Archrock’s best interest. Any proposed related party transaction must be submitted to our Audit Committee for approval prior to entering into the transaction. Additionally, our policy requires a review by our Financial Reporting Department of any related party transactions on a quarterly basis. In the event we become aware of any pending or ongoing related party transaction that has not been previously approved or ratified, the transaction must be promptly submitted to our Audit Committee or its Chair for ratification, amendment or termination of the related party transaction. A director may not participate in an Audit Committee discussion or approval of a transaction for which he or she is a related party, except to provide information concerning the related party transaction. If a related party transaction is ongoing, our Audit Committee may establish guidelines for management and will annually assess the relationship with such related party.

In reviewing a proposed or ongoing related party transaction, our Audit Committee will consider, among other things, the following factors to the extent relevant to the related party transaction:

●	whether the terms of the transaction are fair to the Company and would apply on the same basis if the transaction did not involve a related party;

●	whether there are any compelling business reasons for the Company to enter into the transaction;

●	whether the transaction would impair the independence of an otherwise independent director; and

●	whether the transaction would present an improper conflict of interest for any director or executive officer of the Company, taking into account, among other factors our Audit Committee deems relevant, the size of the transaction, the overall financial position of the director, executive officer or other related party, that person’s interest in the transaction and the ongoing nature of any proposed relationship.

Related Party Transactions During 2024. From August 2019 to present, our Board has included a member affiliated with our customer Hilcorp Energy Company (“Hilcorp”) or its subsidiaries or affiliates. Jason C. Rebrook, who was elected to the Board in July 2020, continues to serve as a director on Archrock’s Board and is Chief Executive Officer and director of Harvest Midstream Company (“Harvest”), a Hilcorp affiliate. See “Election of Directors – Nominees for Director.”

In the normal course of business, the Company and its affiliates provide Hilcorp, Harvest and certain other Hilcorp affiliates with contract operations services and aftermarket parts at standard market rates. For fiscal year 2024, we recognized revenue of approximately $41.7 million from transactions with Hilcorp, Harvest and their affiliates. The Audit Committee has and will continue to monitor these transactions pursuant to our related party policy and Mr. Rebrook is currently deemed not independent. Therefore, the Board may request that Mr. Rebrook recuse himself from discussions that would reasonably be expected to result in a conflict of interest, including (without limitation) matters relating directly to Hilcorp, Harvest or any of their affiliates, as well as pricing discussions.

DIRECTOR COMPENSATION

Our Compensation Committee is responsible for recommending director compensation to the full Board for approval. Director compensation is designed to ensure we can attract and retain outstanding directors who meet the qualifications outlined in the Board’s Corporate Governance Principles, ensure alignment with long-term stockholder interests and recognize the substantial time commitments associated with service on the Board.

Each non-employee member of the Board is compensated in cash and equity. Mr. Hall receives additional cash compensation to reflect his additional responsibilities as Chairman of the Board. As President and Chief Executive Officer of Archrock, Mr. Childers does not receive additional compensation for service on the Board.

Our independent compensation consultant conducted a comprehensive market review of director compensation in October 2023, evaluating data derived from the proxy statements of our peer companies and the National Association of Corporate Directors Compensation Survey for energy industry companies and general industry with 2023 estimated revenues between $500 million and $2 billion. The review indicated that the structure of our director compensation program was generally consistent with our peer group and that our typical director compensation was near the peer group median. The Compensation Committee, with input from our independent compensation consultant, continues to monitor director compensation in conjunction with review of our peer group.

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Cash Compensation. Each non-employee director earned an annual cash retainer (the “Base Retainer”) for his or her service during 2024. The Chairman of the Board and the chairs of our Audit Committee, Compensation Committee and Governance and Sustainability Committee each received an additional retainer for their services. All retainers are paid in arrears in equal quarterly installments. Directors are also reimbursed for reasonable expenses incurred to attend Board and committee meetings and continuing education. On December 14, 2023, the Compensation Committee, with input from our independent compensation consultant, approved increased retainers for the Chairman of the Board and each committee chair ($120,000 for the Chairman of the Board, $30,000 for the Audit Committee Chair and $25,000 for each of the Compensation Committee and Governance and Sustainability Chair) effective January 1, 2024, to more properly align with their responsibilities and market compensation. The Base Retainer for 2024 remained the same as 2023 at $100,000.

Description of Director Remuneration	Annualized Cash Compensation $
Base Retainer	100,000
Additional Retainers
Chairman of the Board	120,000
Audit Committee Chair	30,000
Compensation Committee Chair	25,000
Governance and Sustainability Committee Chair	25,000

Equity-Based Compensation. On December 14, 2023, the Compensation Committee, with input from our independent compensation consultant, approved an increase in the grant of restricted stock or restricted stock units to each non-employee director from approximately $130,000 to approximately $135,000, effective January 1, 2024. The directors’ equity was awarded on January 25, 2024, with the number of shares awarded based on the market closing price of our common stock on the grant date ($16.00). This resulted in the award of 8,437 restricted shares or restricted stock units (with dividend equivalent rights) to each non-employee director. The equity award was one-quarter vested on the grant date, and on each of June 1, September 1 and December 1, 2024.

Stock Ownership Requirements. Our stock ownership policy requires each non-employee director to own an amount of our common stock equal to at least five times the Base Retainer amount (which equals $500,000 of our common stock) within five years of his or her election to the Board. We measure the stock ownership of our directors annually as of each June 30. All directors are in compliance with our stock ownership policy.

Director Stock and Deferral Plan. Under our Directors’ Stock and Deferral Plan (the “Directors’ Plan”), directors may elect to receive all or a portion of their cash compensation for Board service in the form of our common stock and may defer their receipt of the stock. Mr. Honeybourne elected to receive 50% of his 2024 base retainer in the form of common stock (with no deferred delivery) pursuant to the Directors’ Plan.

Total Director Compensation. The following table shows the total compensation paid to each non-employee director for his or her service during 2024. As shown below, excluding our Chairman of the Board, the equity (at-risk) portion of compensation is greater than 50% of each director’s total compensation.

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Director	Fees Earned in Cash ($)	Stock Awards ($)[1,2]	All Other Compensation ($)[3]	Total ($)
Anne-Marie N. Ainsworth	125,000	134,992	3,153	263,145
Gordon T. Hall	220,000	134,992	3,153	358,145
Frances Powell Hawes	130,000	134,992	3,153	268,145
J.W.G. Honeybourne	50,031	184,961	3,153	238,145
James H. Lytal	125,000	134,992	3,153	263,145
Leonard W. Mallett	100,000	134,992	3,153	238,145
Jason C. Rebrook	100,000	134,992	3,153	238,145
Edmund P. Segner, III	100,000	134,992	—	234,992

_______________

1 Represents the grant date fair value of our common stock calculated in accordance with ASC 718 (defined below under “Tax and Accounting Considerations – Accounting for Stock-Based and Unit-Based Compensation”).

2 Mr. Honeybourne elected to receive 50% of his 2024 base retainer in the form of Archrock common stock (with no deferred delivery) pursuant to the Directors’ Plan. The number of shares issued is based on the market closing price of our common stock on the last trading day of each quarter.

3 Represents the payment of dividends on unvested restricted stock. In lieu of restricted stock, Mr. Segner elected to receive equity in the form of restricted stock units with deferred delivery; dividend equivalent rights were accrued on the restricted stock units issued to Mr. Segner and will be paid upon distribution of the shares underlying the units according to the terms of the Archrock, Inc. 2020 Stock Incentive Plan and his deferral election.

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COMPANY MANAGEMENT TEAM

The following provides information regarding our executive officers and senior leadership as of March 3, 2025. Information concerning the business experience of Mr. Childers is provided under “Nominees for Director” in this Proxy Statement.

Douglas S. Aron (51) – Senior Vice President and Chief Financial Officer since 2018

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Executive Vice President and Chief Financial Officer of HollyFrontier Corporation (an independent petroleum refiner and marketer of petroleum products) from 2011 to 2017

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Prior to Frontier Oil Corporation’s merger with Holly Corporation in 2011, served Frontier as Executive Vice President and Chief Financial Officer, from 2009, as Vice President of Corporate Finance, from 2005 to 2008 and as Director of Investor Relations, from 2001 to 2005

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Executive Vice President and Chief Financial Officer of Nine Energy Service, Inc. (a North America oilfield services company) in 2017

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BA, Journalism, The University of Texas at Austin

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MBA, Jesse H. Jones Graduate School of Business, Rice University

Donna A. Henderson (57) – Vice President and Chief Accounting Officer since 2016

●

Vice President, Accounting, of our primary operating subsidiary since 2015

●

Vice President and Chief Accounting Officer of Southcross Energy Partners GP, LLC (a provider of natural gas gathering, processing, treating, compression and transportation services) from 2013 to 2015

●

Vice President and Chief Audit Executive of GenOn Energy, Inc. (a wholesale electric generator that merged into NRG Energy) from 2011 to 2012

●

Assistant Controller of GenOn Energy, Inc. and its predecessor companies, RRI Energy, Inc. and Reliant Energy Inc., from 2005 to 2011, and various other leadership roles within the accounting department of that organization since 2000

●

From 1996 to 2000, various accounting positions with Lyondell Chemical (a manufacturer of chemicals and polymers), having begun her career with accounting firms Deloitte & Touche LLP and KPMG LLP

●

Member of the Executive Committee and Board of Trustees of the Good Samaritan Foundation from 2012 through 2024

●

BBA, Accounting, Eastern New Mexico University

●

Member of the American Institute of Certified Public Accountants

Stephanie C. Hildebrandt (60) – Senior Vice President, General Counsel and Secretary since 2017

●

Partner, Norton Rose Fulbright (a global law firm) from 2015 to 2017

●

Senior Vice President, General Counsel and Secretary of Enterprise Products Partners L.P. (“Enterprise”, a publicly traded pipeline and infrastructure company and consumer energy service provider) from 2010 to 2014, after serving in various other roles at Enterprise

●

Member of the Board of Directors of FS Crude Parent, LLC

●

Member of the Tulane Center for Energy Law Advisory Board since 2019

●

Member of the President’s Advisory Board, University of St. Thomas, since 2016

●

Member of the executive council, from 2020 to 2024, and advisory council, from 2014 to 2024, The University of Texas Kay Bailey Hutchison Center for Energy, Law & Business

●

Former director and member of the audit committee of WildHorse Resource Development Corporation from 2017 until it was acquired in 2019, and for a portion of her tenure, chair of the compensation committee

●

Former director and member of the conflicts committee of Rice Midstream Management LLC, from 2016 until it was acquired in 2018

●

Former director, chair of the compensation committee and member of the nominating and governance committee of TRC Companies, Inc. from 2014 until it was acquired in 2017

●

BS, Foreign Service, Georgetown University

●

JD, Tulane University Law School

ARCHROCK, INC. 2025 PROXY STATEMENT | 21

Jason G. Ingersoll (54) – Senior Vice President, Sales and Operations Support since 2018 and 2020, respectively

●

Senior Vice President, Marketing and Sales of Archrock since 2018 after having served as Vice President from 2015 to 2018

●

Vice President, Sales of our predecessor subsidiary Exterran Energy Solutions, L.P. (“EESLP”) from 2013 to 2015, as well as positions of increasing responsibility with EESLP, including Regional Vice President, from 2012 to 2013, and Business Unit Director from 2009 to 2012

●

Held positions of increasing responsibility, including Country Manager of China, with UCI

●

Member of the Executive Committee and Board of Trustees of the Good Samaritan Foundation

●

BS, Mechanical Engineering, Texas A&M University

Elspeth A. Inglis (56) – Senior Vice President and Chief Human Resources Officer since 2019

●

Vice President, Culture Integration at Baker Hughes from 2016 to 2019

●

Head of Human Resources, Downstream Technology Services, GE Oil and Gas (a global manufacturing business) from 2013 to 2016

●

Vice President, Human Resources supporting the startup operations for the US unconventional shale gas business of Reliance Industries from 2011 to 2013

●

From 2002 to 2009, held positions of increasing responsibility at CGG (a geophysical services company) including Marine Human Resource Manager and Vice President Human Resources, Western Hemisphere in Houston and Senior Vice President Geophysical Services based in Paris

●

Human Resource Manager for Enron Corp. from 1999 to 2001 in both London and Houston

●

Director and member of the Human Resource Committee of Catholic Charities

●

Advisory board member of Workforce Next

●

Graduate member of the Institute of Personnel Development (UK) and Senior Practitioner of Human Resources (US) certification

●

Human Resource and Management education from Rice University and Henley Business Management School, University of Reading (UK); Associate degree from University of the Arts London (UK), Business Management

Eric W. Thode (59) – Senior Vice President, Operations since 2020

●

Vice President, Operations since October 2018, having previously served as Vice President and Business Unit Director of the South Texas Business Unit of Archrock Services, L.P., our wholly owned operating subsidiary, since 2018 and 2014, respectively

●

Director of Archrock’s Barnett Business Unit from 2012 to 2014

●

Director of Archrock Business Development, negotiating alliance contracts that generated over $100 million in annual revenue, having served our predecessor subsidiaries, EESLP and UCI, since 2004

●

Director, Public Relations of Enron Corporation from 1999 to 2004

●

Manager, Government and Public Affairs of TEPPCO Partners from 1991 to 1999

●

BS, Economics, Texas A&M University

●

MPA, Texas A&M University

ARCHROCK, INC. 2025 PROXY STATEMENT | 22

STOCK OWNERSHIP

OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table provides information about beneficial owners, known by us as of March 3, 2025, except to the extent indicated otherwise in the footnotes, of 5% or more of our outstanding common stock (the “5% Stockholders”). Unless otherwise noted in the footnotes to the table, the 5% Stockholders named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class[1]
BlackRock, Inc. 50 Hudson Yards New York, New York 10001	28,844,227[2]	16.5%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, Pennsylvania 19355	21,571,800[3]	12.3%
EARNEST Partners, LLC 1180 Peachtree Street NE, Suite 2300 Atlanta, Georgia 30309	13,027,341[4]	7.5%
Dimensional Fund Advisors LP 6300 Bee Cave Road, Building One Austin, Texas 78746	9,112,684[5]	5.1%
Invesco Ltd. 1555 Peachtree Street NE, Suite 1800 Atlanta, Georgia 30309	8,883,949[6]	5.1%

_____________

1 Reflects shares of common stock beneficially owned as a percentage of approximately 175 million shares of common stock outstanding as of March 3, 2025.

2 Based solely on a review of the Schedule 13G/A filed by BlackRock, Inc. on February 5, 2025. BlackRock, Inc. (including its subsidiaries and affiliates) has sole voting power over 28,039,629 shares and sole dispositive power over 28,844,227 shares.

3 Based solely on a review of the Schedule 13G/A filed on January 30, 2025 by The Vanguard Group, Inc. (“Vanguard”). Vanguard does not have sole power to vote any of the shares reported, but has shared voting power over 318,546 shares. Vanguard has sole dispositive power over 21,078,625 shares and shared dispositive power over 493,175 shares.

4 Based on a review of the Schedule 13G/A filed by EARNEST Partners, LLC on November 13, 2024. EARNEST Partners, LLC has sole voting power over 9,068,743 shares, shared voting power over 2,492,178 shares and sole dispositive power over all shares reported herein.

5 Based on a review of the Schedule 13G/A filed by Dimensional Fund Advisors LP on October 31, 2024, which provides investment advice to four registered investment companies and acts as investment manager or sub-advisor to certain other commingled funds, group trusts and separate accounts (collectively, the “Funds”). Dimensional Fund Advisors LP and its subsidiaries (collectively, “Dimensional”) may act as an adviser, sub-adviser and/or manager to certain Funds with sole dispositive power over all shares held by the Funds. Dimensional may be deemed to be the beneficial owner of the shares held by the Funds, however, Dimensional disclaims beneficial ownership. Based on a further review of this 13G/A, Dimensional possesses sole voting power over 8,807,134 shares and sole dispositive power over all shares reported herein.

6 Based solely on a review of the Schedule 13G filed by Invesco Ltd. on February 7, 2025. Invesco Ltd, in its capacity as a parent holding company to its investment advisers, may be deemed to beneficially own 8,883,949 shares, held by clients of Invesco Ltd., and has sole voting power over 8,828,164 shares and sole dispositive of all shares reported herein.

ARCHROCK, INC. 2025 PROXY STATEMENT | 23

OWNERSHIP OF MANAGEMENT

The following table provides information, as of March 3, 2025, regarding the beneficial ownership of our common stock by each of our directors, each of our Named Executive Officers and all of our current directors and executive officers as a group. Unless otherwise noted in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them. The address for each individual listed below is c/o Archrock, Inc., 9807 Katy Freeway, Suite 100, Houston, Texas 77024.

Name of Beneficial Owner	Shares Owned Directly	Restricted Stock and Units[1]	Right to Acquire Stock	Indirect Ownership[2]	Total Ownership	Percent of Class
Non-Employee Directors
Anne-Marie N. Ainsworth	122,914	3,501	—	—	126,415	*
Gordon T. Hall	233,437	3,501	—	—	236,938	*
Frances Powell Hawes	95,308	31,107	—	—	126,415	*
J.W.G. Honeybourne	167,592	3,501	—	—	171,093	*
James H. Lytal	122,914	3,501	—	—	126,415	*
Leonard W. Mallett	56,010	3,501	—	—	59,511	*
Jason C. Rebrook	51,010	3,501	—	—	54,511	*
Edmund P. Segner, III	74,476	54,511	—	—	128,987	*
Named Executive Officers
D. Bradley Childers	1,806,504	310,193	—	—	2,116,697	1.2%
Douglas S. Aron	427,256	119,438	—	—	546,694	*
Stephanie C. Hildebrandt	296,736	80,028	—	—	376,764	*
Jason G. Ingersoll	240,352	58,846	—	—	299,198	*
Eric W. Thode	157,214	58,846	—	239	216,299	*
All directors and current executive officers as a group (14 persons)	3,880,454	749,586	—	239	4,630,279	2.6%

_______________

* Less than 1%

1 For Ms. Hawes, includes restricted stock units awarded in 2021 and 2022 with deferred delivery. For Mr. Segner includes restricted stock units awarded annually in 2021 through 2025 with deferred delivery. For all other directors, includes unvested restricted stock awarded in 2025.

For Mr. Childers, includes unvested restricted stock units awarded in 2024 and 2025 in lieu of restricted stock, which vest over a three-year period from the date of grant. For executive officers, including Mr. Childers, includes unvested restricted stock awards from annual grants that vest ratably over a three-year period from the date of grant.

Except with respect to the restricted stock units reported herein for Ms. Hawes and Messrs. Segner and Childers, officers and directors have voting power and once vested, dispositive power.

2 Mr. Thode does not share voting or dispositive power over 239 shares held by a family member, and he disclaims beneficial ownership of such shares.

DELINQUENT SECTION 16(a) REPORTS

Under Section 16(a) of the Exchange Act, our directors and officers are required to file reports of holdings and transactions in Archrock stock with the SEC on a timely basis. During 2024, when reporting for each of our Named Executive Officers’ withholding of shares to meet the tax obligation pursuant to the vesting of 2021 TSR Performance Awards, we inadvertently failed to report the vesting and conversion of such awards to common stock. The performance payout determination and vesting of the 2021 TSR Performance Awards was reported in our 2024 proxy statement, and this administrative error was corrected on a subsequent late Form 4 filing for each Named Executive Officer. In addition, we inadvertently failed to timely report the issuance of shares associated with Director Will Honeybourne’s election to receive 50% of his quarterly retainer payment in the form of Archrock common stock for the fourth quarter of 2024; this administrative error was corrected on a subsequent late Form 4 filing for Mr. Honeybourne. Based on our records, we believe all other filing requirements of Section 16(a) of the Exchange Act were met by our officers and directors in 2024.

ARCHROCK, INC. 2025 PROXY STATEMENT | 24

PROPOSAL 2 RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP (“Deloitte”) served as our independent registered public accounting firm for the fiscal year ended December 31, 2024. Our Audit Committee has selected Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2025. We are submitting the selection of Deloitte for stockholder ratification at the Annual Meeting.

Representatives of Deloitte attended all meetings of our Audit Committee in 2024 as well as our 2024 Annual Meeting of Stockholders. For additional information concerning our Audit Committee and its activities with Deloitte, see “Pre-Approval Policy” and “Report of the Audit Committee” following this proposal description. We expect that a representative of Deloitte will attend the Annual Meeting, and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.

BOARD RECOMMENDATION

The Board recommends a vote “FOR” the ratification of the Audit Committee’s appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025.

VOTE REQUIRED

Ratification of Proposal 2 requires a majority of the votes cast in favor of or against the proposal, which means that the number of shares voted “for” ratification must exceed the number of shares voted “against” ratification. Abstentions and broker non-votes will have no effect on the outcome of the vote.

Our organizational documents do not require that our stockholders ratify the selection of our independent registered public accounting firm. We are requesting ratification because we believe it is a matter of good corporate practice. If our stockholders do not ratify the selection, our Audit Committee will reconsider whether to retain Deloitte. Even if the selection is ratified, our Audit Committee may change the appointment at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.

ARCHROCK, INC. 2025 PROXY STATEMENT | 25

FEES PAID TO THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table presents fees for professional services rendered by Deloitte and its member firms and respective affiliates on our behalf for calendar years 2024 and 2023.

Types of Fees	2024	2023
	(In thousands)
Audit fees[1]	$1,825	$1,605
Audit-related fees[2]	250	–
Tax fees[3]	295	279
All other fees[4]	1,030	2
Total	$3,400	$1,886

______________

1 Audit fees include fees billed by our independent registered public accounting firm related to audits and reviews of financial statements we are required to file with the SEC, audits of internal control over financial reporting and assistance with and review of documents filed with the SEC.

2 Audit-related fees include fees billed by our independent registered public accounting firm primarily related to issuance of comfort letters.

3 Tax fees include fees billed by our independent registered public accounting firm primarily related to tax compliance and consulting services.

4 All other fees include fees billed by our independent registered public accounting firm primarily related to advisory services for pre-acquisition financial and tax due diligence.

In considering the nature of the services provided by Deloitte, our Audit Committee determined that such services are compatible with the provision of independent audit services. Our Audit Committee discussed these services with Deloitte and our management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by (a) the SEC to implement the Sarbanes-Oxley Act of 2002, and (b) the American Institute of Certified Public Accountants.

PRE-APPROVAL POLICY

Our Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services and will not engage any other independent registered public accounting firm to render audit services, unless the service is specifically approved in advance by our Audit Committee.

Our Audit Committee’s practice is to consider for approval, at its regularly scheduled meetings, all audit and non-audit services proposed to be provided by our independent registered public accounting firm. In situations where a matter cannot wait until the next regularly scheduled committee meeting, the chair of our Audit Committee has been delegated authority to consider and, if appropriate, approve audit and non-audit services. Approval of services and related fees by our Audit Committee chair is reported to the full Audit Committee at the next regularly scheduled meeting. All services performed by our independent registered public accounting firm in 2024 were pre-approved pursuant to this policy.

REPORT OF THE AUDIT COMMITTEE

The purpose of the Audit Committee is to assist the Board in its general oversight of Archrock’s financial reporting, internal controls and audit functions. The Audit Committee Charter describes in greater detail the full responsibilities of the Audit Committee and is available on Archrock’s website at www.archrock.com.

The Audit Committee has reviewed and discussed the consolidated financial statements and management’s assessment and report on internal control over financial reporting with management and Deloitte. The Audit Committee also reviewed and discussed with Deloitte its review and report on Archrock’s internal control over financial reporting. Archrock published these reports in its Annual Report on Form 10-K for the year ended December 31, 2024, which it filed with the SEC on February 25, 2025. Management is responsible for the preparation, presentation and integrity of financial statements and the reporting process, including the system of internal controls. Deloitte is responsible for performing an independent audit of Archrock’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and issuing a report thereon, as well as expressing an opinion on the effectiveness of Archrock’s internal control over financial reporting. The Audit Committee monitors these processes.

ARCHROCK, INC. 2025 PROXY STATEMENT | 26

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the independent auditors. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent auditors on the basis of the information it receives, discussions with management and the independent auditors, and the experience of the Audit Committee members in business, financial and accounting matters. In accordance with applicable law, the Audit Committee has ultimate authority and responsibility for selecting, compensating, evaluating, and, when appropriate, replacing Archrock’s independent auditors. The Audit Committee has the authority to engage its own outside advisers, including experts in particular areas of accounting, as it determines appropriate, apart from counsel or advisers hired by management.

In this context, the Audit Committee discussed with Archrock’s internal auditors and Deloitte the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and Deloitte, with and without management present, to discuss the results of their examinations, their evaluations of Archrock’s internal controls, and the overall quality of Archrock’s financial reporting. Management represented to the Audit Committee that Archrock’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee reviewed and discussed the consolidated financial statements with management and Deloitte, including a discussion of the quality, not just the acceptability, of the accounting principles applied, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements. The Audit Committee also discussed with Deloitte the matters required to be discussed under applicable requirements of the PCAOB and the SEC.

In addition, the Audit Committee discussed with Deloitte its independence, considered the compatibility of non-audit services with the auditors’ independence and received the written disclosures and letter required from Deloitte required by the applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to Archrock’s Board, and the Board has concurred, that (a) the audited financial statements be included in Archrock’s Annual Report on Form 10-K for the year ended December 31, 2024, for filing with the SEC; (b) Deloitte meets the requirements for independence; and (c) the appointment of Deloitte for 2025 be submitted to the stockholders for ratification.

The Audit Committee of the Board of Directors

Frances Powell Hawes, Chair

Anne-Marie N. Ainsworth

Gordon T. Hall

Leonard W. Mallett

Edmund P. Segner, III

The information contained in this Report of the Audit Committee shall not be deemed to be “soliciting material,” to be “filed” with the SEC or be subject to Regulation 14A or Regulation 14C or to the liabilities of Section 18 of the Exchange Act, and shall not be deemed to be incorporated by reference into any filing of Archrock, except to the extent that Archrock specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

ARCHROCK, INC. 2025 PROXY STATEMENT | 27

PROPOSAL 3 ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Exchange Act, our stockholders are provided the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement. This proposal gives stockholders the opportunity to approve, reject or abstain from voting with respect to the compensation provided to our Named Executive Officers for 2024.

As discussed in the Compensation Discussion and Analysis section of this Proxy Statement, our executive compensation program is designed to attract and retain individuals with the level of expertise and experience needed to help achieve the business objectives intended to drive both short- and long-term success and stockholder value. You are encouraged to carefully review the information about our executive compensation program and policies in the Compensation Discussion and Analysis following this proposal description, as well as the compensation-related tabular and other disclosure following the Compensation Discussion and Analysis.

BOARD RECOMMENDATION

The Board has determined to hold a “say on pay” advisory vote every year. In accordance with this determination and Section 14A of the Exchange Act, the Board recommends that stockholders vote “FOR” the following resolution:

“RESOLVED, that the stockholders of Archrock, Inc. approve, on an advisory basis, the compensation paid to its Named Executive Officers for 2024, as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis, the Summary Compensation table and the other related tables and disclosure.”

VOTE REQUIRED

Approval of Proposal 3 requires a majority of the votes cast in favor of or against the proposal, which means that the number of shares voted “for” approval must exceed the number of shares voted “against” approval. Abstentions and broker non-votes will have no effect on the outcome of the vote.

Because the vote on this proposal is advisory in nature, the outcome will not be binding on the Company, the Board or the Compensation Committee and will not affect compensation already paid or awarded. However, the Board and the Compensation Committee value the opinions of our stockholders and will take into account the outcome of the vote when considering future compensation arrangements for our Named Executive Officers.

Unless the Board modifies its determination of the frequency of future “say on pay” advisory votes, the next “say on pay” advisory vote will be held at our 2026 Annual Meeting of Stockholders.

ARCHROCK, INC. 2025 PROXY STATEMENT | 28

COMPENSATION DISCUSSION AND ANALYSIS

ARCHROCK, INC. 2025 PROXY STATEMENT | 29

EXECUTIVE SUMMARY

NAMED EXECUTIVE OFFICERS

This Compensation Discussion and Analysis explains the compensation earned during 2024 by our Chief Executive Officer, Chief Financial Officer and our other executive officers whom we refer to as “Named Executive Officers.” It also summarizes our executive compensation philosophy, each element of compensation, and how each element supports our compensation objectives and corporate strategy. Our executive compensation program is designed to balance rewards and risks, drive performance and sustain long-term stockholder value. Our 2024 Named Executive Officers were as follows:

D. Bradley Childers	Douglas S. Aron	Stephanie C. Hildebrandt	Jason G. Ingersoll	Eric W. Thode
President and Chief Executive Officer	Senior Vice President and Chief Financial Officer	Senior Vice President, General Counsel and Secretary	Senior Vice President, Sales and Operations Support	Senior Vice President, Operations

2024 PERFORMANCE HIGHLIGHTS

Our management team and Board have continued to exercise heightened focus on the following objectives: keep employees safe, preserve and grow revenue, exercise capital discipline, reduce expenses, and maintain our dividend program. In addition, we continue to be aware of the evolving energy landscape and placed considerable emphasis during the past year on reviewing various opportunities to continue to contribute to our and our customers’ efforts to reduce emissions.

Financial and Operational

●

Increased earnings per share by approximately 57% compared to 2023.

●

Increased our quarterly dividend and paid out dividends to stockholders totaling $110 million during 2024 based on the strength and durability of our business.

●

Continued our stock repurchase program, with the repurchase in 2024 of approximately 733,000 common shares for approximately $13.3 million.

●

Achieved a 2024 period-end leverage ratio of 3.3x including the TOPS acquisition (2.9x excluding the acquisition).

●

Maintained a record period-end compression fleet utilization rate of over 96% for the second year in a row.

●

Increased our contract operations gross margin by 500 basis points to 67% in 2024 compared to 2023.

●

Successfully initiated and closed a $700 million private senior notes offering, a portion of which was used to fund the TOPS acquisition.

Strategic

●

Focused on harnessing innovative technology and processes across all aspects of our business to drive operational efficiencies and enhance our value proposition to our customers, including automation of workflows, integration of digital and mobile tools for our field service technicians and expansion of remote monitoring capabilities of our compression fleet.

●

Through the TOPS acquisition, acquired approximately 580,000 horsepower, including approximately 530,000 operating horsepower and a substantial and contracted backlog of new equipment, in part funded by a public equity offering.

●

Continued our focus on helping our customers decarbonize, including capital commitments toward electric motor drive compression equipment, investments in methane emissions detection, monitoring and management, and carbon capture technology.

ARCHROCK, INC. 2025 PROXY STATEMENT | 30

Human Capital

●

TRIR for 2024 was 0.17 (0.09 excluding TOPS), an excellent safety performance, and while no incidents are acceptable, these were minor in nature. Safety has been a key short-term incentive performance metric for the past 18 years and zero incidents continues to be an operational priority.

●

We consider our employees to be our greatest asset and believe that our success depends on our ability to attract, develop and retain our employees. We continuously consider programs and policies designed to attract talent and foster innovation. For 2024, we included an employee retention metric in our short-term incentive program (“2024 Incentive Program”) to incentivize our managers and supervisors to support high performance.

●

We support pay equity and believe we offer competitive and comprehensive compensation benefits packages that include bonuses, healthcare and insurance benefits, health savings and flexible spending accounts with employer contribution, paid time off (including 16 hours per year as paid time to volunteer), family leave, an employee assistance program and tuition assistance, among many others. In 2024, we increased the company match of our 401(k) program and the discount on stock purchased through our Employee Stock Purchase Plan.

Sustainability

●

With the TOPS acquisition in 2024 and the addition of their field service employees, we are now one of the leading providers of electric motor drive compression equipment. With this addition to our compression fleet, combined with our capital budgets for 2024 and 2025, we are well positioned to respond to customer demand for electric motor drive compression services.

●

We continued to place a high priority on sustainability issues. Our new ventures team continues to explore emerging technologies and business opportunities for environmental and commercially viable solutions to complement our business operations and future strategic objectives.

●

Our 2023 Sustainability Report, available at www.archrock.com, includes responses to the Task Force on Climate-related Financial Disclosures and Sustainability Accounting Standards Board standards for disclosure. Our Sustainability Report was reviewed internally by our management-comprised Disclosure Committee as well as our Governance and Sustainability Committee. The report includes scope 1 and 2 emissions and certain scope 3 emissions that are based on consistent estimation methodologies.

MOST RECENT SAY ON PAY VOTE AND HISTORICAL PROGRAM CHANGES

At our 2024 Annual Meeting of Stockholders, 88% of stockholders supported our 2023 executive compensation program. This result reflects strong stockholder support for our approach to executive pay, which is grounded in clearly defined performance metrics and ambitious goals. However, we acknowledge that this result is lower than our five-year average of over 95%, highlighting the importance of maintaining alignment with stockholder expectations. We highly value the perspectives of our stockholders and are committed to ensuring our executive compensation program aligns with their priorities and reflects market best practices.

In response to stockholder feedback received in 2024 (see “Governance – Investor Outreach”), we refined our 2025 executive compensation program to place greater emphasis on performance-based equity. Beginning in 2025, long-term incentive awards will be granted using an equally weighted mix of time- and performance-based equity vehicles, shifting from the prior mix of 60%/40%, respectively. This change increases the portion of performance-driven incentives, reinforcing accountability for key financial objectives and further aligning executive compensation with stockholder priorities.

ARCHROCK, INC. 2025 PROXY STATEMENT | 31

We remain committed to a thoughtful and transparent approach to executive compensation, ensuring it aligns with stockholder priorities while rewarding the exceptional achievements that drive our operational, financial, and sustainability goals, as well as our Company’s long-term success. Below is a timeline of changes we have made to our program over the last several years:

Our Compensation Committee remains committed to the ongoing evaluation of our executive compensation program, taking into consideration market trends, best practices, industry conditions, our performance and feedback received from our stockholders.

OUR BEST PRACTICES

Our executive compensation program provides balanced incentives and does not promote risks that are reasonably likely to have a material adverse effect on us. Our Compensation Committee has incorporated certain stockholder-aligned compensation governance practices into our executive compensation program, including:

Governance

●    100% independent directors on our Compensation Committee

●    Independent compensation consultant engaged by our Compensation Committee

●    Annual review and approval of our compensation strategy and program design by our Compensation Committee, including an annual market best practices and peer group review

Compensation Program Design

●    Includes a mix of short- and long-term compensation, with a majority of executive compensation at risk based on Company performance

●    No “single trigger” change of control benefits

●    No tax gross-ups for change of control benefits or other executive compensation arrangements

●    Extremely limited perquisites

Policies

●    Equity awards subject to vesting over three years

●    Stock ownership guidelines for executive officers and directors

●    Adoption of policies related to executive compensation clawback and prohibition on short sales, hedging, or pledging of our securities

●    Bi-annual risk assessment of our executive compensation program

Performance-Based Compensation Features

●    A quantitative environmental metric, a safety calculation and a retention metric included in the annual short-term incentive program

●    Separate performance metrics included in the short- and long-term incentive programs

●    Three-year performance periods on all long-term incentive awards

●    All performance-based payouts are capped

ARCHROCK, INC. 2025 PROXY STATEMENT | 32

COMPONENTS OF OUR 2024 EXECUTIVE COMPENSATION

The charts below illustrate that the majority of compensation awarded at target by our Compensation Committee is variable: 87% for our CEO and an average of 76% for our other Named Executive Officers (“NEOs”) for fiscal 2024.

Target Total Direct Compensation Mix

ARCHROCK, INC. 2025 PROXY STATEMENT | 33

CEO REALIZABLE COMPENSATION

The chart below illustrates that our CEO’s realizable compensation aligns with total stockholder return (“TSR”).1 Realizable compensation includes the actual annual incentive award paid for performance during each year and the year-end face value of equity-based awards granted during the year.

____________

1 TSR derived from Standard & Poor’s Capital IQ Platform and reflects adjustments for dividends.

ARCHROCK, INC. 2025 PROXY STATEMENT | 34

DISCUSSION OF OUR FISCAL 2024 EXECUTIVE COMPENSATION PROGRAM

COMPENSATION PHILOSOPHY AND OBJECTIVES

Our Philosophy and Objectives		How We Accomplish Our Objectives
Pay Competitively	Attract, retain and motivate an effective management team with the level of expertise and experience needed to achieve consistent profitability and return for our stockholders.

Total compensation should be competitive with that of comparably-sized companies within the oilfield services and midstream sectors and, where applicable, across a variety of industries, as further described below in “How Our Compensation Committee Determines Executive Compensation.”

Pay for Performance	Provide for performance-based, variable compensation designed to motivate and reward key accomplishments.	A balance of fixed and variable compensation is considered essential for motivating performance while mitigating risk. As shown in the graphs in our executive summary, 87% of our Chief Executive Officer’s 2024 target total direct compensation and approximately 76% of our other Named Executive Officers’ 2024 target total direct compensation was variable, with realized value primarily dependent upon annual financial and operational performance as well as strategic initiatives and long-term stock price performance.
Stockholder Alignment	Align our Named Executive Officers’ compensation and our stockholders’ expectations for a profitable and sustainable long-term partnership.

Emphasis on equity-based compensation and share ownership encourages executives to act strategically to drive sustainable long-term performance and enhance long-term stockholder value. Our Compensation Committee also believes that a competitive base salary ensures that Archrock can attract and retain the level of managerial talent necessary to achieve optimal performance and profitability and, therefore, is also aligned with our stockholders’ interest.

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ELEMENTS OF COMPENSATION

Our executive compensation program is designed to align our Named Executive Officers’ pay with individual and Company performance in order to achieve profitability and return for our stockholders, and to attract and retain executives with the level of expertise and experience necessary to achieve our business objectives while driving short- and long-term results. The key elements of our Named Executive Officers’ compensation and the targeted objectives of each are as follows:

Key Elements of Compensation	Description	Pay Competitively	Pay for Performance	Stockholder Alignment
Base salary	Fixed cash income Establishes a base level of compensation that is essential to attract and retain talent	✓		✓
Annual performance-based incentive compensation

Variable cash incentive award earned annually

Based upon achievement of key annual financial, operational, sustainability (including safety), and individual performance goals that are expected to contribute to long-term stockholder returns

		✓	✓	✓
Long-term incentive compensation (“LTI Awards”)

Provided through a combination of restricted stock/units and performance units vesting over a minimum period of three years

Promotes stockholder alignment by tying a significant portion of executive compensation directly to stockholder value

		✓	✓	✓

HOW OUR COMPENSATION COMMITTEE DETERMINES EXECUTIVE COMPENSATION

Our Compensation Committee is responsible for establishing and overseeing compensation programs that are consistent with our compensation philosophy. In carrying out this role, our Compensation Committee considers such factors as they deem relevant, including the following:

External Factors	Internal Factors
Data and analysis provided by our Compensation Committee’s independent compensation consultant	Individual goal setting, performance and demonstrated leadership
Feedback provided from our stockholders and the results of our annual advisory say-on-pay vote	Each executive’s relative scope of responsibility, individual experience, skill and potential
Best practices in executive compensation	Company performance and operating unit performance (where applicable), as well as each executive’s impact on performance
Applicable macroeconomic and market considerations	Our Chief Executive Officer’s recommendations (other than with respect to his own compensation)
Current and past total compensation, including an annual review of base salary, short-term incentive pay and the value of LTI Awards received
Internal pay equity and retention considerations

Role of Management. The most significant aspects of management’s, including our Chief Executive Officer’s, role in the compensation-setting process are:

●	recommending compensation programs, compensation policies, compensation levels and incentive opportunities that are based on analysis provided by our independent compensation consultant and are consistent with our business strategies;

●	preparing and distributing materials for Compensation Committee review and consideration;

ARCHROCK, INC. 2025 PROXY STATEMENT | 36

●	recommending corporate performance goals on which performance-based compensation will be based; and

●	assisting in the evaluation of employee performance.

Our Chief Executive Officer annually reviews the individual performance of our Named Executive Officers and recommends salary adjustments, annual cash incentives and LTI Awards for executives other than himself, which our Compensation Committee considers along with the other factors discussed above.

Role and Independence of Compensation Consultant. The Compensation Committee has the sole authority to retain, oversee and terminate any compensation consultant used to assist in the evaluation of executive compensation and approve the consultant’s fees and retention terms. For 2024, the Compensation Committee retained Pearl Meyer as its independent executive compensation consultant to:

●	provide data and analysis to inform our Compensation Committee in selecting an appropriate peer group;

●	provide a review of market trends in executive compensation, including base salary, annual incentives, LTI Awards and total direct compensation; and

●	provide information on how trends in best practices, new rules, regulations and laws impact executive and director compensation practice and administration.

In 2024, the Compensation Committee assessed the independence of Pearl Meyer, pursuant to SEC rules and concluded that no conflict of interest exists that would prevent Pearl Meyer from serving as its independent compensation consultant.

Peer Group. Our Compensation Committee annually reviews the composition of the peer group, based on input from its compensation consultant, and modifies it as circumstances, including industry consolidation and other competitive forces, warrant. Since there are few publicly traded companies that directly match our profile, our Compensation Committee uses a peer group that includes a diverse group of midstream, oilfield services and related companies with primarily domestic operations. The analysis presented by Pearl Meyer includes a review of each company’s financial data and business profile (including geographic footprint), and includes companies considered talent competitors, companies that identify us as a peer and companies identified by proxy advisory firms as potential peers.

2024 Compensation Peer Group. In consultation with Pearl Meyer, our Compensation Committee determined to make no changes to the 2023 peer group for the evaluation of 2024 total compensation (the “2024 Compensation Peer Group”), which included the following companies:

ChampionX Corporation	Helmerich & Payne, Inc.	Patterson-UTI Energy, Inc.
Crestwood Midstream Partners, LP	Newpark Resources	Summit Midstream Partners, LP
DNOW Inc.	NuStar Energy L.P.	USA Compression Partners, LP
EnLink Midstream, LLC	Oceaneering International, Inc.
Helix Energy Solutions Group, Inc.	Oil States International, Inc.

Our Compensation Committee’s considered the 2024 Compensation Peer Group to be appropriate based on the following:

●	Archrock aligned with the 50th percentile for estimated 2023 EBITDA, assets, and enterprise value and between the 25th and 50th percentiles in terms of estimated 2023 revenues and market capitalization.

●	The 2024 Compensation Peer Group includes companies with which we may compete for technical and managerial talent and that provide an appropriate reference point for assessing the competitiveness of our executive compensation program.

●	The 2024 Compensation Peer Group provides an appropriate number of companies to provide a blend of data that is useful for determining the general positioning of our executive compensation. Executive compensation is targeted between the 50th and 75th percentile of the market data, with consideration given to multiple factors including the individual executive’s responsibilities, impact to the organization, tenure in position and performance.

ARCHROCK, INC. 2025 PROXY STATEMENT | 37

BASE SALARY

In its review of executive compensation in early 2024, our Compensation Committee considered the competitive positioning of each officer’s base salary as compared to the data provided by our independent compensation consultant, market conditions, the competitive macro employment environment, and each officer’s scope of responsibilities and individual experience, skill and performance.

For 2024, the Compensation Committee approved base salary increases to better align with the market for their respective roles. The table below lists each executive’s annualized 2023 and 2024 base salary and shows the percent increase year over year.

Name	2023 Base Salary ($)	2024 Base Salary ($)	% Increase 2023 to 2024
Childers	875,000	925,000	5.7%
Aron	550,000	590,000	7.3%
Hildebrandt	500,000	535,000	7.0%
Ingersoll	425,000	455,000	7.1%
Thode	425,000	455,000	7.1%

ANNUAL PERFORMANCE-BASED INCENTIVE COMPENSATION

During the first quarter of each year, our Compensation Committee adopts a program to provide the short-term cash incentive element of our Named Executive Officers’ compensation for that year. In early 2024, our Compensation Committee adopted the 2024 Incentive Program. Each Named Executive Officer’s potential cash payout under the 2024 Incentive Program ranged from 0% to 200% of his or her incentive target, as described below, and our Compensation Committee determined payouts to the Named Executive Officers using the following formula:

_____________

* Adjusted EBITDA performance of <80% of target performance will result in a payout factor of 0%. Adjusted EBITDA, a non-GAAP measure, is defined as net income (loss) excluding interest expense, income taxes, depreciation and amortization, long-lived and other asset impairment, unrealized change in fair value of investment in unconsolidated affiliate, restructuring charges, debt extinguishment loss, transaction-related costs, non-cash stock-based compensation expense, amortization of capitalized implementation costs and other items. See the inside cover of the 2024 Annual Report for a reconciliation of net income (loss) to Adjusted EBITDA.

ARCHROCK, INC. 2025 PROXY STATEMENT | 38

Our Compensation Committee believes Adjusted EBITDA is a comprehensive measure of financial performance, requiring focus on various components of financial and operating health, and an appropriate measure of management’s ability to run the business on an annual basis. The above formula is designed to create a focus on the overall success of the Company as well as the achievement of line-of-sight performance objectives. In addition, our Compensation Committee retains discretion to include or exclude exceptional, non-recurring items, which could result in unintended consequences and an erroneous performance achievement to the advantage or detriment of our Named Executive Officers.

2024 Incentive Program Target. Each Named Executive Officer’s cash incentive target was a specified percentage of eligible earnings during 2024. The table below presents each Named Executive Officer’s 2024 cash incentive target as a specified percentage of his or her eligible earnings and a potential payout assuming the achievement of Company, Operating Unit (where applicable), and individual results are achieved at 100%.

		2024 Incentive Program Target
Name	2024 Eligible Earnings ($)	Percent (%) of Eligible Earnings	($)
Childers	913,462	125	1,141,828
Aron	580,769	90	522,692
Hildebrandt	526,923	75	395,192
Ingersoll	448,077	75	336,058
Thode	448,077	75	336,058

Weighting of Performance Criteria. Adjusted EBITDA, Sustainability, and where applicable, Operating Unit financial and operational metrics for 2024, were weighted as follows:

	% Weighting for Each Named Executive Officer
Performance Criteria	Childers, Aron, Hildebrandt	Ingersoll	Thode
Adjusted EBITDA	80%	70%	70%
Sustainability:
Environmental	5%	5%	5%
Safety [1]	5% TRIR 5% PVIR	10% TRIR	5% Operations TRIR 5% Operations PVIR
Talent	5%	5%	5%
Operating Unit Metrics	Not applicable	10%	10%

___________

1 TRIR is total recordable incident rate and PVIR is preventable vehicle incident rate.

Adjusted EBITDA Target and Results. Our Compensation Committee set the performance target for 2024 Adjusted EBITDA at $518 million based on continued capital discipline and anticipated favorable market conditions. Adjusted EBITDA for 2024 was achieved at approximately $595 million. However, for purposes of the 2024 Incentive Program, the Compensation Committee determined to exclude the positive impact from the TOPS acquisition, which reduced the achievement results for Adjusted EBITDA to approximately $559 million, a payout of approximately 179% of target.

2024 Adjusted EBITDA Performance Range ($)				2024 Performance Results
Below Threshold	Threshold	Target	Maximum	Achievement		Payout	Weighting
(0% payout)	(50% payout)	(100% payout)	(200% payout)	($)	(%)	(%)	(%)
< 414M	414M	518M	570M	559	108	179	70-80

ARCHROCK, INC. 2025 PROXY STATEMENT | 39

Sustainability Targets and Results. Our Sustainability metrics together comprise 20% of our 2024 Incentive Program. Targets and results excluded the TOPS acquisition.

Environmental Target	Safety Target	Talent Target
(5%)	(10%)	(5%)

This metric is designed to increase operating efficiency in the field and reduce miles driven per average operating horsepower in 2024 versus 2023, thereby resulting in a reduction in vehicle emissions.

We view safety performance as a core indicator of our success; therefore, our Compensation Committee has included safety as a standalone component of our short-term incentive program for over 18 years. Our safety results include all permanent and part-time employees and contractors and are measured against over 4.7 million man hours worked and over 24 million miles driven in 2024.

We vary our Talent metric as necessary to support our operational and strategic objectives for the coming year. Given sustained low unemployment levels and a competitive labor market in the oil and gas industry, our Talent performance target was adjusted to help mitigate voluntary turnover to support high levels of performance.

The payout percentage for each Sustainability metric is impacted by the performance achieved for each metric and, if such performance is equal to or exceeds target, the payout percentage is also impacted by Adjusted EBITDA performance, as indicated in the following chart.

Adjusted EBITDA Achievement	Payout Opportunity based on Sustainability and Adjusted EBITDA Achievement
	< Sustainability Target	>= Sustainability Target
< 100%	0%	100%
>= 100%	0%	Equal to Adjusted EBITDA Payout %

Sustainability Results
Mileage per average operating horsepower was reduced by 1.6%, exceeding the target of a 1% reduction in 2024 versus 2023.	2024 Safety Criteria TRIR[2] <= 0.50 PVIR[3] <= 0.50	Results[1] 0.09 0.31	Our voluntary turnover rate was 10.6% against a goal not to exceed 17.5%.

Performance results for each 2024 Sustainability metric exceeded target performance, resulting in a payout for each that matched the payout for Adjusted EBITDA at 179% of target.

___________

1 Performance excludes TOPS; with TOPS included, the result for TRIR and PVIR was 0.17 and 0.29, respectively.

2 TRIR (calculated pursuant to OSHA guidelines) = TRIR x 200,000/divided by the total hours worked during the year.

3 PVIR (calculated pursuant to API guidelines) = PVIR x 1,000,000 miles/divided by mileage driven during the year.

ARCHROCK, INC. 2025 PROXY STATEMENT | 40

Operating Unit Targets and Results. Operating Unit performance criteria are applicable to Mr. Ingersoll, Sales and Operations Support, and to Mr. Thode, Operations, and include more granular and specific line of sight performance goals necessary to maintain our focus on operating efficiencies at the business unit level and critical to the Company’s success.

	2024 Performance Results
2024 Operating Unit Performance Criteria[1]	Weighting (%)	Achievement (%)	Combined Weighting (%)
Sales and Operations Support – Ingersoll Horsepower Bookings Aftermarket Services Gross Margin	70 30	172.7%	10
Operations – Thode Total Downtime Events/Unit/Month Service Availability Aftermarket Services Gross Margin	35 35 30	178.1%	10

_______________

1 Specific performance targets with respect to the achievement of operating unit performance are not disclosed because they are derived from internal analyses reflecting our business strategy. We believe their disclosure would provide our competitors, customers and other third parties with significant insights regarding our confidential business strategies that could cause us substantial competitive harm.

Individual Performance. In early 2024, our Compensation Committee approved individual performance objectives for Mr. Childers related to the Company’s financial and operational performance, strategic initiatives (including as related to new ventures opportunities, leverage reduction and other initiatives), leadership goals and Company culture initiatives. Upon conclusion of fiscal year 2024, our Compensation Committee met with Mr. Childers to discuss his performance relative to the approved individual objectives. Thereafter, our Compensation Committee met in executive session and reported its assessment to the full Board. The Board delivered its evaluation to Mr. Childers, the result of which is summarized below and in “Executive Summary – 2024 Performance Highlights”. Our Compensation Committee considered each Named Executive Officers’ accomplishments during 2024, including implementation of operational improvements, demonstrated leadership, capital discipline, leverage and cash flow, and progress on other initiatives, analysis and reporting.

Following such assessments of individual performance during 2024, our Compensation Committee and Board concluded that all Named Executive Officers met or exceeded expectations.

Our Compensation Committee also considered each Named Executive Officer’s (including Mr. Childers’) individual contribution toward significant strategic initiatives and accomplishments that were not specifically enumerated in the 2024 Incentive Program performance criteria but are critical to our long-term strategic objectives. Specifically, our Compensation Committee considered the following:

●	Our team continued to deliver exceptional operational and financial performance in an energized market and met the existing and additional compression needs of our customers despite continued heightened capital discipline. We achieved significant bookings and ended the year with an all-time high utilization rate of 96% and a large, contracted backlog for 2025.

●	We completed the TOPS acquisition, which added 580,000 horsepower to our compression fleet, including approximately 530,000 operating horsepower and a substantial and contracted backlog of new equipment.

●	We continued to execute on our strategy to monetize smaller and aged non-core natural gas compression or other assets. Large horsepower represented 74% of our total compression fleet and the average age of our compression fleet was reduced from 11 to 10 years at year end 2024.

The chart below provides each Named Executive Officer’s target cash incentive, multiplied by the achievement percentages for Company and operating unit performance and individual performance and the payout earned.

ARCHROCK, INC. 2025 PROXY STATEMENT | 41

Name	2024 Cash Incentive Target ($)	Company/ Operating Unit Performance (%)	X	Individual Performance (%)	=	Performance Achievement (%)	=	Total Payout Earned ($)
Childers	1,141,827	178.8		100		178.8		2,042,019
Aron	522,692	178.8		100		178.8		934,772
Hildebrandt	395,192	178.8		100		178.8		706,754
Ingersoll	336,058	172.7		100		172.7		580,246
Thode	336,058	178.1		100		178.1		598,554

LONG-TERM INCENTIVE COMPENSATION

During 2024, our long-term incentive program consisted of the following LTI Awards:

Award Type	LTI Mix[1]	Features
Time Vested Awards Vest one-third per year Dividends are paid on unvested shares/units as and when they are paid to our stockholders
Restricted Stock/Units	60%	● Supports retention objectives and incentivizes employees to work toward long-term performance goals by aligning their interests with stockholder interests

Performance-Based Awards

Three-year cliff vesting

Three-year performance period (“Performance Period”) is January 1, 2024 through December 31, 2026

Dividend equivalents (“DERs”) are accrued during the performance period and paid based on the actual number of units earned and vested

Cash Available for Dividend (“CAD”) Performance Units	10%

●      Earned based upon achievement of cumulative cash available for dividend for the Performance Period

●      Performance goals are intended to drive consistent stockholder returns

●      Payout will range between 0% to 200% of units awarded at target

●      Units are denominated in shares but settled in cash based on the stock price on the date of vesting; the awards are non-dilutive

Leverage Performance Units	10%

●      Earned based upon achievement of leverage reduction targets over the Performance Period

●      Performance goals are intended to improve our financial profile

●      Payout will range between 0% to 200% of units awarded at target

●      Units are denominated in shares but settled in cash based on the stock price on the date of vesting; the awards are non-dilutive

TSR Performance Units	20%

●     Earned based upon absolute TSR and TSR rank relative to our 2024 Performance Peer Group (identified below) over the Performance Period

●    Performance goals are intended to drive long-term consistent stockholder value

●    Payout will range between 0% to 250% of units awarded at target

●    Units are denominated in shares and settled in shares on a one-for-one basis, complimentary to the underlying performance criteria and the value creation aspect of the award

_______________

1 As previously noted, the 2025 long-term incentive program includes an equal mix of time-vested restricted stock/units and performance-based units.

ARCHROCK, INC. 2025 PROXY STATEMENT | 42

Long-Term Incentive Plan. Grants of restricted stock and performance-based restricted stock units were made under the Archrock, Inc. 2020 Stock Incentive Plan, which was approved by our stockholders in April 2020. The 2020 Stock Incentive Plan is administered by our Compensation Committee.

Timing of Awards. We generally seek to grant equity incentive awards on a regular and predictable cycle, and we have historically granted during the first quarter of each year. Our Compensation Committee establishes its schedule for granting annual LTI Awards several months in advance and does not grant such awards based on knowledge of material nonpublic information. Equity-based awards are occasionally granted at other times during the year, such as upon the hiring of a new employee or following the promotion of an employee.

Named Executive Officers’ 2024 LTI Awards. In determining the grant of 2024 LTI Awards, our Compensation Committee considered the factors discussed above under “How Our Compensation Committee Determines Executive Compensation” and reviewed share utilization under the 2020 Stock Incentive Plan and potential overhang and burn rate under various award scenarios. Our Compensation Committee also considered the retention aspect of awards as well as performance metrics that balance short- and long-term objectives. The following table provides the total value of each Named Executive Officer’s 2024 LTI Award based on the grant date market value of our stock and the number of shares and units awarded.

	Target		Listed at Target Payout
Name	Long-Term Incentive Grant Date Value ($)	Restricted Stock/Units[1] (#)	CAD Performance Units (#)	Leverage Performance Units (#)	TSR Performance Units (#)
Childers	5,000,000	187,500	31,250	31,250	62,500
Aron	1,900,000	71,250	11,875	11,875	23,750
Hildebrandt	1,300,000	48,750	8,125	8,125	16,250
Ingersoll	950,000	35,625	5,938	5,937	11,875
Thode	950,000	35,625	5,938	5,937	11,875

_______________

1 In lieu of time-vested restricted stock, Mr. Childers was granted time-vested restricted units (with dividend equivalent rights). See “Other Compensation Policies, Practices and Guidelines – Agreements with Executive Officers – CEO Retention Agreement” for more information regarding vesting and settlement of these restricted units.

2024 Performance-Based LTI Awards.

CAD and Leverage Performance Units. The percentage of 2024 CAD and Leverage Performance Units that may be earned will be based on the achievement of the performance factors over a three-year performance period as indicated in the chart below.

Performance Achievement and Payout
Performance Factor Measured from January 1, 2024 to December 31, 2026	Below Threshold (0% payout)	Threshold (50% payout)	Target (100% payout)	Maximum (200% payout)
Cumulative CAD Adjusted EBITDA, minus maintenance and other capital expenditures, minus cash taxes, minus cash interest measured for the three-year performance period	<$780M	$780M	$975M	$1,170M

Leverage[1]

The ratio of (a) total indebtedness as of the performance period end to (b) EBITDA (earnings before interest, taxes, depreciation and amortization) for the period of four (4) consecutive fiscal quarters most recently ended (i.e., EBITDA as of the performance period end)

	>3.75x	3.75x	3.25x	=/<2.75x
_______________

1 The calculation of Leverage includes the Parent and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP. All capitalized terms have the meaning ascribed to them under the Company’s revolving credit agreement.

ARCHROCK, INC. 2025 PROXY STATEMENT | 43

At the conclusion of the performance period, a number of CAD and Leverage Performance Units ranging from 0% to 200% of the total number of units granted will be earned. If the Company’s performance falls between the levels specified in the chart, the percentage of CAD and Leverage Performance Units that will be earned will be determined using straight-line interpolation between such levels. No payout will be earned if the Company’s CAD and Leverage performance is below the threshold level. The earned CAD and Leverage Performance Units are also subject to three-year cliff vesting on January 25, 2027, subject to continued employment through the vesting date. Pursuant to Mr. Childers’ Retention Agreement, in the event of a qualifying retirement the award will remain outstanding through the vesting date and be paid based on actual performance (see “Agreements with Executive Officers – CEO Retention Agreement”). In addition, the award is subject to accelerated vesting as described below under “Potential Payments upon Termination or Change of Control”. Each earned CAD and Leverage Performance Unit is payable in cash based on the market closing price of our common stock on the date of vesting. The award includes tandem DERs which are accrued during the performance period and will be paid based on the number of units earned and vested.

TSR Performance Units. The percentage of 2024 TSR Performance Units that may be earned will be based on our absolute TSR and our TSR performance rank relative to the companies in our 2024 Performance Peer Group at the conclusion of the three-year performance period as described below.

In consultation with Pearl Meyer, our Compensation Committee reviewed our peer group utilized for 2023 LTI Awards based on relative TSR performance and considered changes to the peer group based upon subsequent spin-offs, mergers and changes in estimated financial performance. Following such evaluation, the below peer group (the “2024 Performance Peer Group”) was approved for purposes of evaluating relative TSR over the performance period of January 1, 2024 through December 31, 2026:

Cactus, Inc.	Genesis Energy, L.P.	Patterson-UTI Energy, Inc.
ChampionX Corporation	Helix Energy Solutions Group, Inc.	Select Water Solutions, Inc.
DNOW Inc.	Helmerich & Payne, Inc.	USA Compression Partners, LP
EnLink Midstream, LLC	Oceaneering International, Inc.
Equitrans Midstream Corporation	Oil States International, Inc.

ARCHROCK, INC. 2025 PROXY STATEMENT | 44

Our Compensation Committee considered the 2024 Performance Peer Group a reasonable comparator group for evaluating stock price performance based on each company’s business profile, geographic footprint and estimated financial performance (including Adjusted EBITDA, assets, revenue and market capitalization). The following table sets forth the potential payouts at the conclusion of the performance period:

Performance Achievement and Payout Matrix[1]

Relative	Absolute Annualized TSR[2] Performance
TSR Rank[3]	Below -20%	-10%	0%	10%	Above 20%
1	150%	175%	200%	225%	250%
2	138%	161%	184%	207%	230%
3	126%	147%	168%	189%	209%
4	113%	132%	151%	170%	189%
5	101%	118%	135%	152%	169%
6	89%	104%	119%	133%	148%
7	77%	89%	102%	115%	128%
8	66%	77%	88%	100%	111%
9	57%	66%	75%	85%	94%
10	47%	54%	62%	70%	78%
11	30%	40%	49%	55%	61%
12	20%	28%	36%	41%	45%
13	0%	0%	0%	25%	35%
14	0%	0%	0%	0%	25%

_______________

1 Payouts assume no changes in the 2024 Performance Peer Group. In the event an included company becomes insolvent or liquidates, that company shall remain in the group, but will be moved to the lowest rank. In the event a company is acquired or merged into another company and is not the surviving company, or as a result of any other corporate transaction, such company shall be removed and the percentile payouts shall be ratably adjusted.

2 Total Shareholder Return is the Average Fair Market Value at the end of the performance period plus dividends paid over the performance period divided by the Average Fair Market Value at the beginning of the performance period. Average Fair Market Value as of any given date is the average fair market value of a share of Archrock common stock during the 20 consecutive trading dates ending on and including such date.

3 Rank is based on the 2024 Performance Peer Group.

Based on (i) our ordinal rank in the 2024 Performance Peer Group and (ii) our annualized TSR performance, at the conclusion of the performance period, a number of TSR Performance Units ranging from 0% to 250% of the total number of TSR Performance Units granted will become earned. If the Company’s annualized absolute TSR performance falls between the levels specified in the chart above, the percentage of TSR Performance Units that will be earned will be determined using straight-line interpolation between such levels. No payout will be earned if the Company’s TSR rank and annualized performance is below the threshold level. The Compensation Committee applied a modifier which allows a payout in the event absolute TSR is negative. The modifier is designed to incentivize both absolute and relative shareholder value creation, i.e., to drive performance for the best possible stock price performance in both a down market and an exceptionally good market regardless of our ranking against our peers.

The earned TSR Performance Units are subject to three-year cliff vesting on January 25, 2027, subject to continued employment through the vesting date. Pursuant to Mr. Childers’ Retention Agreement, in the event of a qualifying retirement the award will remain outstanding through the vesting date and be paid based on actual performance (see “Agreements with Executive Officers – CEO Retention Agreement”). In addition, the award is subject to accelerated vesting as described below under “Potential Payments upon Termination or Change of Control”. Each earned TSR Performance Unit is payable as a share of common stock upon vesting. The award includes tandem DERs which are accrued during the performance period and paid based on the number of units earned and vested.

2022 Performance Units. In 2022, our Compensation Committee awarded performance units to our Named Executive Officers measured over the period of January 1, 2022 through December 31, 2024 (the “2022 Performance Units”) based on the following performance criteria:

●	total stockholder return (the “2022 TSR Performance Units”), the payment of which was based on our stock price performance relative to our 2022 peer group at the conclusion of the performance period. Archrock ranked 1st among the 10 other companies included in the comparison (reduced from 14 companies due to mergers and acquisitions). Based on this result, our Compensation Committee determined that the 2022 TSR Performance Units were payable at 200% of target.

ARCHROCK, INC. 2025 PROXY STATEMENT | 45

●	cash available for dividend (the “2022 CAD Performance Units”), the payment of which was based on the cumulative cash available for dividend measured for the three-year performance period. The Compensation Committee reviewed cumulative cash available for dividend, adjusted for all major corporate transactions during the performance period, resulting in $752 million. With results exceeding maximum performance, our Compensation Committee determined that the 2022 CAD Performance Units were payable at 200% of target.

●	leverage (the “2022 Leverage Performance Units”), the payment of which was based on the ratio of (a) total indebtedness as of the performance period end to (b) EBITDA (earnings before interest, taxes, depreciation and amortization) for the period of four consecutive fiscal quarters most recently ended. The Compensation Committee reviewed leverage, adjusted for all major corporate transactions during the performance period, resulting in 2.9x. With results exceeding maximum performance, our Compensation Committee determined that the 2022 Leverage Performance Units were payable at 200% of target.

The following chart provides the number of 2022 Performance Units awarded and earned and paid based on actual performance. Each earned 2022 TSR Performance Unit was settled as a share of common stock and cash dividends accrued over the performance period were paid based on the number of units earned. Each earned 2022 CAD and Leverage Performance Unit was settled in cash and cash dividends accrued over the performance period were paid based on the number of units earned.

	2022 TSR Performance Units		2022 CAD Performance Units		2022 Leverage Performance Units
Name	Payable at Target	Paid Based on Performance	Payable at Target	Paid Based on Performance	Payable at Target	Paid Based on Performance
Childers	107,014	214,028	53,507	107,514	53,507	107,014
Aron	35,671	71,342	17,835	35,670	17,835	35,670
Hildebrandt	21,403	42,806	10,701	21,402	10,701	21,402
Ingersoll	15,457	30,914	7,728	15,456	7,728	15,456
Thode	15,457	30,914	7,728	15,456	7,728	15,456

Vesting of LTI Awards. All annual awards granted to employees, including our Named Executive Officers, include a minimum three-year vesting period.

Upon a Termination Due to Death or Disability. The award agreements for all outstanding equity awards provide that, upon a termination due to death or disability, the award will accelerate in full.

Upon a Change of Control. The award agreements for all outstanding equity awards are structured as “double trigger” arrangements, that is, they provide that no portion of the award shall be subject to accelerated vesting solely upon a change of control. Instead, such awards will be subject to accelerated vesting only in the event of termination of employment by the Company without cause or by the executive for good reason six months prior to or within 18 months following a change of control.

In both instances, performance units will accelerate (a) in full based on the achievement of the applicable performance measures if such achievement has been or can be determined by our Compensation Committee in good faith or (b) if our Compensation Committee cannot reasonably determine the achievement percentage, then achievement at the target performance level. With respect to Mr. Childers, see also “Agreements with Executive Officers – CEO Retention Agreement.”

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2025 COMPENSATION PROGRAM

The Compensation Committee has determined to maintain the current design of Archrock’s executive compensation program for 2025 with the following exceptions:

●	As previously stated, the 2025 long-term incentive awards (“2025 LTI Awards”) place greater emphasis on performance-based equity with an equal weighting of 50% time-based and 50% performance-based long-term incentive awards, replacing the previous 60%/40% mix.

●	Leverage is removed as a performance metric under the 2025 LTI Awards. While the Company continues to remain focused on leverage, the Compensation Committee determined that CAD and TSR are sufficient to support and assess our longer-term operational results.

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OTHER COMPENSATION POLICIES, PRACTICES AND GUIDELINES

COMPENSATION-RELATED POLICIES

Stock Ownership Requirements. Our Compensation Committee believes that stock ownership requirements closely align our Named Executive Officers’ interests with those of our stockholders by ensuring they hold a meaningful ownership stake in our Company. Our Chief Executive Officer is required to hold an aggregate amount of our common stock with a market value of at least five times his annual base salary (two times annual base salary in the case of our other Named Executive Officers) within five years of becoming a Named Executive Officer. Until the ownership requirement is met, the Named Executive Officer is prohibited from selling equity in the open market without the consent of the Compensation Committee. Ownership is based on direct ownership and unvested restricted stock or restricted stock units (time-vested) held by the executive; unearned performance units are not used to calculate ownership. Our Compensation Committee reviews the stock ownership of our Named Executive Officers annually as of June 30. As of the date of this Proxy Statement, all Named Executive Officers were in compliance with the guidelines.

Securities Trading Policy and Prohibition on Hedging and Pledging. Our Securities Trading Policy prohibits all employees and directors from engaging in insider trading and from entering into any transaction designed to hedge or offset any decrease in the market value of our equity securities, including purchasing financial instruments (such as variable forward contracts, equity swaps, collars or exchange funds), or otherwise trading in market options (such as puts or calls), warrants, or other derivative instruments of our equity securities. In addition, our Named Executive Officers and directors may not pledge, hypothecate or otherwise encumber shares of the Company’s common stock as collateral for indebtedness. The policy also establishes guidelines for the designation of key employees who are subject to quarterly trading blackouts.

Executive Compensation Recovery. The Company adopted a clawback policy effective as of October 2, 2023, in compliance with New York Stock Exchange listing rules. The clawback policy requires the recovery of erroneously awarded incentive-based compensation received by Officers in the three completed fiscal years immediately preceding the date on which the Board concludes or reasonably should have concluded that the Company is required to prepare an accounting restatement due to the noncompliance of the Company with any financial reporting requirement under securities laws. For this purpose, “Officers” include Mmes. Henderson and Hildebrandt and Messrs. Aron, Childers, Ingersoll and Thode and would include any executive officer (as defined in Rule 10D-1(d) of the Exchange Act) during the applicable three-year period. Additionally, “incentive-based compensation” generally means all bonuses and other incentive and equity compensation (including, but not limited to, stock options), the amount, payment and/or vesting of which was calculated based on such restated financial reporting measures. Our policy provides for recovery of erroneously awarded incentive-based compensation through various means, including direct reimbursement by the Officer; recovery of any gain realized on the vesting, exercise, settlement, sale, transfer of other disposition of equity; an offset from any other compensation owed to the Officer; cancellation of outstanding vested or unvested equity or incentive awards (including service-based awards) held by the Officer; and any other means in the discretion of the Compensation Committee. Each Officer has acknowledged that he or she agrees to be bound by the terms of and comply with the Company’s clawback policy.

RETIREMENT SAVINGS, WELFARE AND OTHER BENEFITS

Our Named Executive Officers participate in our Company-sponsored benefit programs on generally the same basis as other salaried employees. These benefits are designed to provide retirement income and protection against the financial hardship that can result from illness, disability or death.

Retirement Savings Plan. The Archrock 401(k) Plan allows certain employees who are U.S. citizens, including our Named Executive Officers, to defer a portion of their eligible compensation, up to the Internal Revenue Code (the “Code”) maximum deferral amount, on a pre-tax basis or on a post-tax (Roth) basis. Participants make contributions to an account maintained by an independent trustee and direct how those contributions are invested. We match 100% of a participant’s contribution up to a maximum of 6% of his or her annual eligible compensation. Participants vest in our matching contributions after two years of employment.

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Employee Stock Purchase Plan. The Archrock, Inc. Employee Stock Purchase Plan (the “ESPP”) provides our eligible employees, including our Named Executive Officers, the opportunity to purchase our common stock through payroll deductions and is designed to comply with Section 423 of the Code. Our Compensation Committee, which administers the ESPP, has the discretion to set the purchase price at 85% to 100% of the fair market value of a share of our common stock on one of the following dates: (i) the offering date, (ii) the purchase date or (iii) the offering date or the purchase date, whichever is lower. Employees who elected to participate in the ESPP could purchase a share of our common stock at the lesser of (a) 90% of the fair market value of a share of common stock on the offering date or (b) 90% of the fair market value of a share of common stock on the purchase date. Offering periods consist of three-month periods, or such other periods as may be determined from time to time by our Compensation Committee. A total of 1,000,000 shares of our common stock has been authorized and reserved for issuance under the ESPP. As of December 31, 2024, 281,067 shares remained available for purchase under the ESPP.

Deferred Compensation Plan. The Archrock, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”) allows certain key employees who are U.S. citizens, including our Named Executive Officers, to defer receipt of their compensation, including up to 90% of their salaries and bonuses, and be credited with Company contributions designed to serve as a make-up for the portion of the employer-matching contribution that cannot be made under the Archrock 401(k) Plan due to Code limits. Participants generally must make elections relating to compensation deferrals and plan distributions in the year preceding that in which the compensation is earned. Contributions to the Deferred Compensation Plan are self-directed investments in the various funds available under the plan. There are thus no interest calculations or earnings measures other than the performance of the investment funds selected by the participant. Participants direct how their contributions are invested and may change these investment elections at any time.

Health and Welfare Benefit Plans. We maintain a standard complement of health and welfare benefit plans for our employees, including our Named Executive Officers, which provide medical, dental and vision benefits, employee assistance, health savings and flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance and life insurance coverage. These benefits are provided to our Named Executive Officers on the same terms and conditions as they are provided to our other employees.

Perquisites. Our Compensation Committee has approved de minimis perquisites for our Named Executive Officers that falls below the $10,000 disclosure threshold; for the benefit of the Company, the only perquisite currently provided to our Named Executive Officers is an annual executive physical. Our Compensation Committee believes this approach to perquisites is in our stockholders’ best interest.

AGREEMENTS WITH EXECUTIVE OFFICERS

Executive Employment Letters. Each of our Named Executive Officers entered into employment letters with us, which set forth the applicable executive’s initial title, reporting relationship and compensation (the “Employment Letters”). Under the Employment Letters, each such Named Executive Officer is eligible for an annual base salary, short-term incentive target and LTI Award value, which are subject to annual review by our Compensation Committee. In addition, each Employment Letter provides that the applicable executive is eligible to participate in all employee benefit plans maintained by the Company.

Agreements Related to Termination of Employment. We have entered into severance benefit agreements and change of control agreements with each of our Named Executive Officers. Our Compensation Committee believes that severance and change of control agreements are necessary to attract and retain executive talent and are, therefore, a customary part of executive compensation. Our change of control agreements are structured as “double trigger” agreements. In other words, the change of control alone does not trigger benefits; rather, benefits are paid only if the executive incurs a qualifying termination of employment within six months prior to or 18 months following a change of control. See “Severance Benefit and Change of Control Arrangements” and “Potential Payments upon Termination or Change of Control” for a description of the terms of and the potential payouts under those agreements.

CEO Retention Agreement. On January 25, 2024 (the “Effective Date”), the Company entered into a Retention Incentive Agreement (the “Retention Agreement”) with D. Bradley Childers, the Company’s President and Chief Executive Officer. Under the Retention Agreement, the Company agreed to provide certain retirement benefits to Mr. Childers, who was then 59 years old, if he remains employed with the Company until the age of 62 and thereafter retires, subject to certain exceptions set forth therein (Mr. Childers’ “qualifying retirement”).

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The Retention Agreement provides, in the event of Mr. Childers’ qualifying retirement (including on account of death or disability) after reaching age 62, that (i) any outstanding equity, equity-based or cash awards based in common stock of the Company (“Equity Awards”) will continue to vest pursuant to their terms generally on the same basis as if Mr. Childers had remained employed (and performance-based awards will remain subject to achievement of all relevant performance goals), (ii) Mr. Childers may request cash settlement for any time-based Equity Awards granted on or after the Effective Date that vest on or after Mr. Childers’ qualifying retirement date (which awards will be granted in the form of restricted stock units with dividend equivalent rights), (iii) Mr. Childers will receive a prorated annual short-term incentive payment for the year of his retirement, with such payment determined based on actual performance relative to applicable Company performance metrics for the year (except that Mr. Childers’ individual performance percentage for the year will be deemed achieved at 100% of the target level), and (iv) Mr. Childers and his covered dependents will be eligible to continue to receive medical, dental and vision coverage at active employee rates through the date of Medicare eligibility (or, with respect to Mr. Childers’ covered dependents, through the end of the scheduled vesting period of the outstanding Equity Awards).

The Retention Agreement generally does not supersede or replace the Severance Benefit Agreement or Change of Control Agreement previously entered into between Mr. Childers and the Company, which remain in effect, except that in the case Mr. Childers incurs a qualifying termination under the Severance Benefit Agreement after attaining age 61½ and not in connection with a change of control, he will receive Equity Award vesting as provided above, without duplication, in lieu of the equity award vesting rights provided under the Severance Benefit Agreement.

In consideration of the foregoing benefits, Mr. Childers has agreed not to seek to hire or solicit the Company’s employees or compete in certain respects with the Company for the duration of the entire scheduled vesting period of his Equity Awards.

RISK ASSESSMENT RELATED TO OUR COMPENSATION STRUCTURE

Pearl Meyer performed an analysis of our compensation practices in October 2023 to identify areas of compensation-related risk and risk mitigation. Pearl Meyer’s analysis supports our position that our compensation practices reflect sound risk management practices and do not promote risks that are reasonably likely to result in a material adverse effect on us. For example, our Compensation Committee and management set performance goals in light of past performance, future expectations and market conditions that they believe do not encourage the taking of unreasonable risks. Our Compensation Committee believes its practice of considering non-financial and other qualitative factors in determining compensation awards discourages excessive risk taking and encourages good judgment. In addition, we believe executive compensation is allocated between cash and equity-based awards, between fixed and variable awards, and between short- and long-term focused compensation in a manner that encourages decision-making that balances short-term goals with long-term goals and thereby reduces the likelihood of excessive risk taking. Finally, our Compensation Committee has established (a) short-term incentives that balance various Company objectives and provide for payout limits, and (b) LTI Awards with three-year minimum performance and vesting periods; we believe these program features further balance short- and long-term objectives and encourage employee behavior designed to achieve sustained profitability and stockholder value. Pursuant to our policy and, taking into consideration the positive results of Pearl Meyer’s risk review in 2023, a risk assessment will be conducted again in 2025.

TAX AND ACCOUNTING CONSIDERATIONS

Section 162(m) of the Code. Section 162(m) of the Code generally disallows the deductibility of certain compensation expenses in excess of $1,000,000 to certain executive officers within a fiscal year. To maintain flexibility in compensating the Company’s executive officers in a manner designed to promote achievement of corporate goals, retention and recruitment, the Compensation Committee has not adopted a policy requiring all compensation to be tax deductible and expects that the deductibility of certain compensation paid will be limited by Section 162(m).

Section 280G of the Code. Section 280G of the Code disallows a tax deduction for excess parachute payments to certain executives of companies that undergo a change of control. In addition, Section 4999 of the Code imposes a 20% excise tax on the individual with respect to the excess parachute payment. Parachute payments are compensation linked to or triggered by a change of control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from LTI plans including stock options and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Section 280G of the Code based on the executive’s average prior compensation. We prohibit tax gross-ups on income attributable to change of control agreements and other executive benefit agreements, which is discussed further in “Potential Payments upon Termination or Change of Control”.

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Accounting for Stock-Based and Unit-Based Compensation. We have followed Financial Accounting Standards Board Accounting Standards Codification 718, “Stock Compensation” (“ASC 718”) in accounting for stock-based and unit-based compensation awards. ASC 718 requires companies to calculate the grant date “fair value” of their stock-based and unit-based awards using a variety of assumptions. ASC 718 also requires companies to recognize the compensation cost of their stock-based and unit-based awards in their income statements over the period that an employee is required to render service in exchange for the award. We expect that we will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our stock incentive plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, our Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee of the Board of Directors

James H. Lytal, Chair

Gordon T. Hall

J.W.G. (“Will”) Honeybourne

Leonard W. Mallett

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COMPENSATION TABLES

SUMMARY COMPENSATION

The following table shows the compensation paid during the years shown to our Named Executive Officers.

Name and Title	Year	Salary ($) (1)	Stock Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
D. Bradley Childers	2024	913,462	5,479,375	2,042,019	77,808	8,512,663
President and Chief	2023	875,000	5,211,360	1,859,375	75,000	8,020,736
Executive Officer	2022	849,760	4,879,884	1,400,000	62,988	7,192,632
Douglas S. Aron	2024	580,769	2,082,163	934,772	70,946	3,668,650
Senior Vice President and	2023	538,462	1,925,922	823,846	55,600	3,343,830
Chief Financial Officer	2022	490,769	1,626,606	573,533	52,511	2,743,458
Stephanie C. Hildebrandt	2024	526,923	1,424,638	706,754	61,802	2,720,117
Senior Vice President,	2023	488,462	1,246,179	622,788	48,695	2,406,124
General Counsel and Secretary	2022	443,077	975,968	485,435	46,132	1,950,612
Jason G. Ingersoll	2024	448,077	1,041,081	580,246	42,691	2,112,095
Senior Vice President,	2023	413,462	849,651	536,467	40,456	1,840,035
Sales and Operations Support	2022	371,538	704,848	484,328	35,594	1,596,308
Eric W. Thode	2024	448,077	1,041,081	598,554	52,915	2,140,627
Senior Vice President,	2023	413,462	849,651	514,011	40,603	1,817,727
Operations	2022	371,538	704,848	398,602	38,765	1,513,753

(1)	Amounts reported in this column reflect base salaries earned on a fiscal year basis.

(2)	The amounts in this column for 2024 represent the grant date fair value of (a) restricted stock, (b) CAD Performance Units and Leverage Performance Units at target level and (c) TSR Performance Units at target level. The grant date fair values of the CAD and Leverage Performance Units at maximum potential payout are as follows:

Name	CAD Performance Units Maximum Payout (based on $16.00 grant date fair value) ($)	Leverage Performance Units Maximum Payout (based on $16.00 grant date fair value) ($)
Childers	1,000,000	1,000,000
Aron	380,000	380,000
Hildebrandt	260,000	260,000
Ingersoll	190,000	190,000
Thode	190,000	190,000

The grant date fair value of performance awards at target payout in the Summary Compensation table and at maximum payout in the above table is calculated in accordance with ASC 718. The amounts reflect our accounting expense and do not correspond to the actual value that was considered by our Compensation Committee on the date of grant nor the value that will be recognized by our Named Executive Officers. For a discussion of valuation assumptions, see Note 20 (Stock-Based Compensation) to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2024. See “Long-Term Incentive Compensation – Named Executive Officers’ 2024 LTI Awards” for the target grant date value approved by our Compensation Committee.

(3)	The amounts in this column for 2024 represent cash payments under the 2024 Incentive Program, which covered the compensation measurement and performance year ended December 31, 2024, and were paid during the first quarter of 2025.
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(4)	The amounts in this column for 2024 include the following:

Name	401(k) Plan Company Contribution ($) (a)	Deferred Compensation Plan Company Contribution ($) (b)	Other ($) (c)	Total ($)
Childers	18,975	58,833	—	77,808
Aron	18,975	51,971	—	70,946
Hildebrandt	18,975	42,827	—	61,802
Ingersoll	18,975	23,716	—	42,691
Thode	18,975	33,940	—	52,915

(a)	The amounts shown represent the Company’s matching contributions for 2024.

(b)	Our Named Executive Officers could contribute up to 90% of their base pay and bonus to the Deferred Compensation Plan, and the Company made certain matching contributions designed to serve as a make-up for the portion of the employer matching contributions that cannot be made under our 401(k) Plan due to Code limits.

(c)	None of our Named Executive Officers received aggregate perquisites or personal benefits in excess of $10,000 during 2024.
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GRANTS OF PLAN-BASED AWARDS

The following table shows the short- and long-term incentive plan awards granted to the Named Executive Officers in 2024.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	Grant Date Fair Value of Stock Awards ($) (4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Childers		—	1,141,927	2,283,854
	1/25/2024				—	62,500	125,000		1,000,000
	1/25/2024				—	62,500	156,250		1,479,375
	1/25/2024							187,500	3,000,000
Aron		—	522,692	1,045,384
	1/25/2024				—	23,750	47,500		380,000
	1/25/2024				—	23,750	59,375		562,163
	1/25/2024							71,250	1,140,000
Hildebrandt		—	395,192	790,384
	1/25/2024				—	16,250	32,500		260,000
	1/25/2024				—	16,250	40,625		384,638
	1/25/2024							48,750	780,000
Ingersoll		—	336,058	672,116
	1/25/2024				—	11,875	23,750		190,000
	1/25/2024				—	11,875	29,688		281,081
	1/25/2024							35,625	570,000
Thode		—	336,058	672,116
	1/25/2024				—	11,875	23,750		190,000
	1/25/2024				—	11,875	29,688		281,081
	1/25/2024							35,625	570,000

(1)	The amounts in these columns show the range of potential payouts under the 2024 Incentive Program. The actual payouts under the plan were determined in February 2025 and paid in March 2025, and are included in the Summary Compensation table for 2024.

(2)	The amounts in these columns show the range of potential payouts of performance units awarded under the 2020 Stock Incentive Plan and cliff vest at the conclusion of a three-year performance period, subject to continued employment. “Target” is 100% of the number of 2024 performance units awarded. “Threshold” is the lowest possible payout (0% of the grant), and “Maximum” is the highest possible payout (200% - 250% of the grant). The entries include (a) CAD and Leverage Performance Units, which are combined in the chart with each performance objective weighted at 50% of the total award (cash settled) and (b) TSR Performance Units (stock settled). See also “Long-Term Incentive Compensation – 2024 Performance-Based LTI Awards” for more information regarding these awards.

(3)	Shares of restricted stock awarded under the 2020 Stock Incentive Plan that vest one-third per year over a three-year period, subject to continued service through each vesting date.

(4)	The grant date fair value of performance units (at target) and restricted stock is calculated in accordance with ASC 718. For a discussion of valuation assumptions, see Note 20 (Stock-Based Compensation) to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2024.
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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table shows our Named Executive Officers’ equity awards and equity-based awards denominated in our common stock outstanding at December 31, 2024.

	Stock Awards (1)
Name	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested ($) (3)
Childers	489,843	12,192,192	107,014 (4)	2,663,578
			97,664 (5)	2,430,857
			62,500 (6)	1,555,625
			107,015 (7)	2,663,603
			97,664 (8)	2,430,857
			62,500 (9)	1,555,625
Aron	179,107	4,457,973	35,670 (4)	887,826
			36,092 (5)	898,330
			23,750 (6)	591,138
			35,671 (7)	887,851
			36,093 (8)	898,355
			23,750 (9)	591,138
Hildebrandt	116,860	2,908,645	21,402 (4)	532,696
			23,354 (5)	581,281
			16,250 (6)	404,463
			21,403 (7)	532,721
			23,354 (8)	581,281
			16,250 (9)	404,463
Ingersoll	82,928	2,064,078	15,456 (4)	384,700
			15,992 (5)	396,299
			11,875 (6)	295,569
			15,457 (7)	384,725
			15,923 (8)	396,323
			11,875 (9)	295,569
Thode	82,928	2,064,078	15,456 (4)	384,700
			15,922 (5)	396,299
			11,875 (6)	295,569
			15,457 (7)	384,725
			15,923 (8)	396,323
			11,875 (9)	295,569

(1)	No options were outstanding at December 31, 2024.

(2)	Includes shares of restricted stock that vest at the rate of one-third per year beginning on the initial vesting date shown below, subject to continued service through each vesting date.

Name	Unvested Shares	Initial Vesting Date
Childers	107,015	1/25/23
	195,328	1/25/24
	187,500	1/25/25
Aron	35,671	1/25/23
	72,186	1/25/24
	71,250	1/25/25
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Name	Unvested Shares	Initial Vesting Date
Hildebrandt	21,402	1/25/23
	46,708	1/25/24
	48,750	1/25/25
Ingersoll	15,457	1/25/23
	31,846	1/25/24
	35,625	1/25/25
Thode	15,457	1/25/23
	31,846	1/25/24
	35,625	1/25/25

(3)	Based on the market closing price of our common stock on December 31, 2024: $24.89.

(4)	Unearned 2022 CAD Performance and Leverage Units that cliff vested on January 25, 2025, subject to continued service through the vest date. Amounts shown are the number of units awarded at target performance. The number of actual units paid were determined by our Compensation Committee following the conclusion of the three-year performance period, January 1, 2022 through December 31, 2024.

(5)	Unearned 2023 CAD Performance and Leverage Units that cliff vest on January 25, 2026, subject to continued service through the vest date. Amounts shown are the number of units awarded at target performance. The number of actual units paid will be determined by our Compensation Committee following the conclusion of the three-year performance period, January 1, 2023 through December 31, 2025.

(6)	Unearned 2024 CAD Performance and Leverage Units that cliff vest on January 25, 2027, subject to continued service through the vest date. Amounts shown are the number of units awarded at target performance. The number of actual units paid will be determined by our Compensation Committee following the conclusion of the three-year performance period, January 1, 2024 through December 31, 2026.

(7)	Unearned 2022 TSR Performance Units that cliff vested on January 25, 2025, subject to continued service through the vest date. Amounts shown are the number of units awarded at target performance. The number of actual units paid were determined by our Compensation Committee following the conclusion of the three-year performance period, January 1, 2022 through December 31, 2024.

(8)	Unearned 2023 TSR Performance Units that cliff vest on January 25, 2026, subject to continued service through the vest date. Amounts shown are the number of units awarded at target performance. The number of actual units paid will be determined by our Compensation Committee following the conclusion of the three-year performance period, January 1, 2023 through December 31, 2025.

(9)	Unearned 2024 TSR Performance Units that cliff vest on January 25, 2027, subject to continued service through the vest date. Amounts shown are the number of units awarded at target performance. The number of actual units paid will be determined by our Compensation Committee following the conclusion of the three-year performance period, January 1, 2024 through December 31, 2026.
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STOCK VESTED

The following table shows the value realized by the Named Executive Officers upon the vesting of equity awards covering our common stock during 2024. No stock options were outstanding or exercised during 2024.

	Stock Awards
Name	Number of Shares and Units Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
Childers	461,789	8,295,310
Aron	140,744	2,495,152
Hildebrandt	98,038	1,756,568
Ingersoll	69,004	1,236,736
Thode	69,004	1,236,736

(1)	Includes our restricted stock and stock- and cash-settled performance units that vested during 2024.

(2)	The value realized for vested awards was determined by multiplying the fair market value of our common stock (the market closing price of our common stock on the vesting date) by the number of shares or units that vested, plus dividend equivalents attributable to the 2021 Performance Units, which were accrued over the three-year performance and vesting period and paid upon vesting, in the amount of $323,048 for Mr. Childers, $86,668 for Mr. Aron, $66,969 for Ms. Hildebrandt, $47,270 for Mr. Ingersoll and $47,270 for Mr. Thode. Shares and units vested on various dates throughout the year; therefore, the value listed represents the aggregate value of all shares and units that vested for each Named Executive Officer in 2024.
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NONQUALIFIED DEFERRED COMPENSATION

The following table shows the Named Executive Officers’ compensation for 2024 under our nonqualified deferred compensation plan.

Name	Executive Contributions in Last Fiscal Year ($)	Company Contributions in Last Fiscal Year ($) (1)	Aggregate Earnings/ (Losses) in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Childers	54,808	58,833	212,136	—	1,396,580
Aron	47,946	51,971	66,215	—	595,312
Hildebrandt	38,802	42,827	51,409	—	395,262
Ingersoll	19,691	23,716	40,627	—	309,443
Thode	48,104	33,940	28,509	—	291,889

(1)	The amounts in this column represent Company contributions to each Named Executive Officer’s Deferred Compensation Plan account earned in 2024 but paid in the first quarter of 2025. These amounts are included in “All Other Compensation” in the Summary Compensation table for 2024 and in “Aggregate Balance at Last Fiscal Year End” in this table.

Under our Deferred Compensation Plan, eligible employees are permitted to defer receipt of up to 90% of their base salary and bonus. We also make certain employer matching contributions designed to serve as a make-up for the portion of the employer matching contributions that cannot be made under our 401(k) Plan due to Code limits. The amounts deferred under each participant’s Deferred Compensation Plan account are deemed to be invested in investment alternatives chosen by the participant from a range of choices established by the plan administrator. The balances of participant accounts are adjusted to reflect the gains or losses that would have been obtained if the participant contributions had actually been invested in the applicable investment alternatives.

Participants may elect to defer the distribution of their account balances until the occurrence of a specified future date or event, including: (a) a future date while the participant is employed by us, as specified by the participant, (b) the participant’s separation from service (within the meaning of Section 409A of the Code), including due to death, or (c) the participant’s disability. Participants may also elect whether to receive distributions of their account balances in a single lump-sum amount or in annual installments to be paid over a period of two to ten years.

Payment of a participant’s account will be made or commence, as applicable, as follows:

●	for lump sum payments, on the earlier of: (x) in the case of a specified in-service date, January 1 of such year and (y) in the case of a separation from service or disability, the date of the participant’s separation of service or, if earlier, disability and

●	for installment payments, the earlier of: (x) in the case of a specified in-service date, January 1 of such year and (y) in the case of a separation from service or disability, January 1 of the calendar year immediately following the date of the participant’s separation of service or, if earlier, disability.

The Deferred Compensation Plan is administered by our Compensation Committee. The Deferred Compensation Plan is an unfunded plan for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended. We have established a “rabbi trust” to satisfy our obligations under the Deferred Compensation Plan.

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SEVERANCE BENEFIT AND CHANGE OF CONTROL ARRANGEMENTS

Severance Benefit Agreements. We have entered into a severance benefit agreement with each of our Named Executive Officers. Each such agreement provides that if the executive’s employment is terminated by us without cause or by the executive for good reason at any time through the term of the agreement (one year, to be automatically renewed for successive one-year periods until notice of non-renewal is given by either party), he or she will receive a lump sum payment in cash on the 35th day after the termination date equal to the sum of:

●	his or her annual base salary then in effect plus the target short-term incentive program opportunity; plus

●	a pro-rated portion of his or her target short-term incentive program opportunity for the termination year based on the length of time during which he or she was employed during such year; plus

●	any earned but unpaid short-term incentive program award for the fiscal year ending prior to the termination date; plus

●	a payment equal to 12 months of the portion of the monthly premiums that would be payable by us under our group health plan had the executive’s employment not terminated, based on the executive’s elections as in effect on the termination date, together with the monthly administrative fee that would be assessed under COBRA.

In addition, the executive would be entitled to the accelerated vesting as of the termination date of that portion of each of his or her outstanding unvested Archrock equity, equity-based or cash awards that was scheduled to vest on the next vesting date immediately following the termination date. In the case of outstanding performance shares or units which are based in common stock of Archrock and subject to time-based cliff vesting at the end of a three-year performance period (including the CAD, Leverage and TSR Performance Units), such shares or units shall vest as follows: if the termination date occurs in the first year of the performance period, one-third of the performance units payable at target; if the termination date occurs in the second year of the performance period, two-thirds of the performance units payable at target; or if the termination date occurs in the third year of the performance period, depending on whether performance has been determined, (a) 100% of the performance units payable at target or (b) a percentage of the performance units payable at target based on actual performance.

Each executive’s entitlement to the payments and benefits under his or her severance benefit agreement is subject to his or her execution (and non-revocation) of a waiver and release for our benefit. In addition, each executive is subject to non-disparagement restrictions following termination.

Change of Control Agreements. We have entered into a change of control agreement with each of our Named Executive Officers. Each such agreement provides that if the executive’s employment is terminated by us other than for cause, death or disability, or by the executive for good reason (in each case, a “Qualifying Termination”), within six months before or 18 months following a change of control (as defined in the change of control agreements), he or she would receive a cash payment within 60 days after the termination date equal to:

●	two times (three times in the case of Mr. Childers) his or her current annual base salary plus two times (three times in the case of Mr. Childers) his or her target short-term incentive program opportunity for that year; plus

●	a pro-rated portion of the target short-term incentive program opportunity for the termination year based on the length of time during which the executive was employed during such year; plus

●	any earned but unpaid short-term incentive program award for the fiscal year ending prior to the termination date; plus

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●	two times the total of the Company contributions that would have been credited to him or her under the Archrock 401(k) Plan and any other deferred compensation plan had he or she made the required amount of elective deferrals or contributions during the 12 months immediately preceding the termination month; plus

●	a lump-sum cash payment equal to twenty-four months of the portion of the monthly premiums that would be payable by us under our group health plan had the executive’s employment not terminated, based on the executive’s elections as in effect on the termination date, together with the monthly administrative fee that would be assessed under COBRA.

In addition, the executive would be entitled to the accelerated vesting of all his or her unvested LTI Awards.

Our change of control agreements do not provide for tax gross-ups. Instead, the agreements include a Section 280G “best pay” provision pursuant to which in the event any payments or benefits received by the executive would be subject to an excise tax under Section 4999 of the Code, the executive will receive either the full amount of his or her payments or a reduced amount such that no portion of the payments is subject to the excise tax (whichever results in the greater after-tax benefit to the executive).

Each executive’s entitlement to the payments and benefits under his or her change of control agreement is also subject to his or her execution (and non-revocation) of a waiver and release for our benefit. In addition, in the event an executive receives payments from the Company under his or her change of control agreement, such executive will be subject to confidentiality, non-disclosure, non-solicitation and non-competition restrictions for two years following a termination of his or her employment.

CEO Retention Agreement. The Retention Agreement with Mr. Childers provides, in the event of Mr. Childers’ qualifying retirement (including on account of death or disability) after reaching age 62, that (i) any outstanding Equity Awards will continue to vest pursuant to their terms generally on the same basis as if Mr. Childers had remained employed (and performance-based awards will remain subject to achievement of all relevant performance goals), (ii) Mr. Childers may request cash settlement for time-based Equity Awards granted on or after the Effective Date and vesting on or after Mr. Childers’ qualifying retirement date (which awards will be granted in the form of restricted stock units with dividend equivalent rights), (iii) Mr. Childers will receive a prorated annual short-term incentive payment for the year of his retirement, with such payment determined based on actual performance relative to applicable Company performance metrics for the year (except that Mr. Childers’ individual performance percentage for the year will be deemed achieved at 100% of the target level), and (iv) Mr. Childers and his covered dependents will be eligible to continue to receive medical, dental and vision coverage at active employee rates through the date of Medicare eligibility (or, with respect to Mr. Childers’ covered dependents, through the end of the scheduled vesting period of the outstanding Equity Awards).

The Retention Agreement generally does not supersede or replace the Severance Benefit Agreement or Change of Control Agreement previously entered into between Mr. Childers and the Company, which remain in effect, except that in the case Mr. Childers incurs a qualifying termination under the Severance Benefit Agreement after attaining age 61½ and not in connection with a change of control, he will receive Equity Award vesting as provided above, without duplication, in lieu of the equity award vesting rights provided under the Severance Benefit Agreement.

In consideration of the foregoing benefits, Mr. Childers has agreed not to seek to hire or solicit the Company’s employees or compete in certain respects with the Company for the duration of the entire scheduled vesting period of his Equity Awards.

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POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The following table shows the potential payments to the Named Executive Officers upon a theoretical termination of employment or change of control (as applicable) occurring on December 31, 2024. The amounts shown are, as applicable, based on each Named Executive Officer’s annual base salary and assumes an Archrock common stock value of $24.89 per share, the December 31, 2024 market closing price. The actual amount paid out to an executive upon an actual termination or change of control can only be determined at the time of such event.

Name	Termination Due to Death or Disability ($) (1)	Termination Without Cause or Resignation with Good Reason ($) (2)		Change of Control Without a Qualifying Termination ($) (3)	Change of Control with a Qualifying Termination ($) (3)
D. Bradley Childers
Cash Severance	—	3,237,500	(4)	—	7,400,001	(5)
Restricted Stock (6)	12,192,192	6,650,085		—	12,192,192
Performance Awards (7)	13,300,146	9,605,408		—	13,300,146
Other Benefits (8)	—	23,842		—	203,299
Total Pre-Tax Benefit	25,492,338	19,516,835		—	33,095,637
Douglas S. Aron
Cash Severance	—	1,652,000	(4)	—	2,773,000	(5)
Restricted Stock (6)	4,457,973	2,377,343		—	4,457,973
Performance Awards (7)	4,754,637	3,367,559		—	4,754,637
Other Benefits (8)	—	18,831		—	161,265
Total Pre-Tax Benefit	9,212,610	7,415,733		—	12,146,876
Stephanie C. Hildebrandt
Cash Severance	—	1,337,500	(4)	—	2,273,750	(5)
Restricted Stock (6)	2,908,645	1,518,439		—	2,908,645
Performance Awards (7)	3,036,094	2,110,100		—	3,036,904
Other Benefits (8)	—	29,365		—	144,111
Total Pre-Tax Benefit	5,945,549	4,995,404		—	8,363,410
Jason G. Ingersoll
Cash Severance	—	1,137,500	(4)	—	1,933,750	(5)
Restricted Stock (6)	2,064,078	1,076,617		—	2,064,078
Performance Awards (7)	2,153,184	1,494,885		—	2,153,184
Other Benefits (8)	—	26,048		—	157,926
Total Pre-Tax Benefit	4,217,262	3,735,050		—	6,308,938
Eric W. Thode
Cash Severance	—	1,137,500	(4)	—	1,933,750	(5)
Restricted Stock (6)	2,064,078	1,076,617		—	2,064,078
Performance Awards (7)	2,153,184	1,494,885		—	2,153,184
Other Benefits (8)	—	26,048		—	193,988
Total Pre-Tax Benefit	4,217,262	3,735,050		—	6,345,000

(1)	“Disability” is defined in the 2020 Stock Incentive Plan.

(2)	“Cause” and “Good Reason” are defined in the severance benefit agreements.

(3)	“Qualifying Termination” is defined in the change of control agreements. No payments may be made in the event of a change of control absent a Qualifying Termination.

(4)	If the executive had been terminated without Cause or resigned with Good Reason on December 31, 2024, under the executive’s severance benefit agreement his or her cash severance would consist of (a) the sum of the executive’s base salary and target annual incentive opportunity (calculated as a percentage of annual base salary for 2024), plus (b) the executive’s target annual incentive opportunity (calculated as a percentage of annual base salary for 2024).
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(5)	If the Company consummated a change of control that was followed by the executive’s Qualifying Termination on December 31, 2024, under the executive’s change of control agreement his or her cash severance would consist of (a) two times (three times for Mr. Childers) the sum of the executive’s base salary and target annual incentive opportunity (calculated as a percentage of annual base salary for 2024), plus (b) the executive’s target annual incentive opportunity (calculated as a percentage of his or her annual base salary for 2024).

(6)	Represents the value of the accelerated vesting of the executive’s unvested restricted stock based on the December 31, 2024 closing price of our common stock.

(7)	Represents the value of the accelerated vesting of the executive’s unvested performance awards based on the December 31, 2024 market closing price of our common stock.

(8)	Represents each Named Executive Officer’s right to the payment, as applicable, of (a) in the event of a termination without Cause or voluntary resignation for Good Reason, a lump sum payment comprised of the executive’s medical benefit premiums for a one year period and the amount of the administrative fee assessed under COBRA, or (b) in the event of a Qualifying Termination in connection with a change of control, a lump sum payment comprised of the executive’s medical benefit premiums for a two year period, the amount of the administrative fee assessed under COBRA and two times the Company contributions for the preceding 24 months under the 401(k) Plan and deferred compensation plan.
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CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information regarding the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Childers, our Chief Executive Officer. We consider the pay ratio specified below to be a reasonable estimate, calculated in a manner that is intended to be consistent with Item 402(u) of Regulation S-K.

Mr. Childers had an annual total compensation of $8,512,663 in 2024 as reflected in the “Total” column of our Summary Compensation table included in this Proxy Statement. With respect to the annual total compensation of the median employee, we identified and calculated the elements of such employee’s compensation for 2024 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation for 2024 of $130,462. As a result, we estimate that Mr. Childers’ 2024 annual total compensation was approximately 65 times that of the median of the annual total compensation of all of our employees (other than the CEO).

Archrock has elected to identify its median employee every three years unless there is a significant change in employee population or employee compensation arrangements. In determining the median employee, Archrock prepared a listing of all employees (including full-time, part-time, seasonal and temporary employees) as of December 31, 2023 and the total compensation of each such employee for fiscal year 2024.  The median employee was selected from this list and did not change for 2024. Our Compensation Committee believes this is reasonable on the basis there has been no significant change in its employee population, employee compensation arrangements, or the compensation of the median employee.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

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PAY VERSUS PERFORMANCE

In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive compensation for our principal executive officer (“PEO”) and non-PEO NEOs and Company performance for the fiscal years listed below. Our Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown. Please refer to the Compensation Discussion and Analysis for the complete discussion as to how pay was determined.

Year	Summary Compensation Table (“SCT”) Total for Childers (PEO) (1) ($)	Compensation Actually Paid to Childers (PEO) (1,2,3) ($)	Average SCT Total for Non-PEO NEOs (1) ($)	Average Compensation Actually Paid to Non-PEO NEOs (1,2,3) ($)	Value of Initial Fixed $100 Investment Based On: (4)		Net Income ($MM)	Adjusted EBITDA (5) ($MM)
					TSR ($)	Peer Group TSR ($)
2024	8,512,663	30,716,520	2,660,372	7,648,864	338	212	172	595
2023	8,020,736	17,142,980	2,351,929	4,321,844	202	147	105	450
2022	7,192,632	7,318,092	1,951,033	1,976,804	112	129	44	363
2021	6,609,272	3,716,961	1,708,806	1,212,821	87	106	28	326
2020	6,123,248	6,701,111	1,466,445	1,427,338	94	77	(68)	415

(1)	Mr. Childers was our PEO for each year presented. The individuals comprising the non-PEO NEOs for each year presented are: Ms. Hildebrandt and Messrs. Aron, Ingersoll and Thode.

(2)	The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized, or received by the Company’s Named Executive Officers. These amounts reflect the SCT Total with certain adjustments as described in footnote 3 below.

(3)	“Compensation Actually Paid” reflects the exclusions and inclusions of certain amounts for the PEO and the non-PEO NEOs as set forth below. Equity values are calculated in accordance with ASC Topic 718. Amounts under Exclusion of Stock Awards are the totals from the Stock Awards column set forth in the SCT.

PEO – Mr. Childers

Year	SCT Total for PEO ($)	Exclusion of Equity Awards for PEO ($)	Inclusion of Equity Values for PEO ($)	Compensation Actually Paid to PEO ($)
2024	8,512,663	(5,479,375)	27,683,232	30,716,520
2023	8,020,736	(5,211,360)	14,333,604	17,142,980
2022	7,192,632	(4,879,884)	5,005,344	7,318,092
2021	6,609,272	(4,375,869)	1,483,558	3,716,961
2020	6,123,248	(4,245,524)	4,823,387	6,701,111

NON-PEO NEOs – Ms. Hildebrandt and Messrs. Aron, Ingersoll and Thode

Year	Average Summary SCT ($)	Average Exclusion of Equity Awards ($)	Average Inclusion of Equity Values ($)	Average Compensation Actually Paid ($)
2024	2,660,372	(1,397,241)	6,385,733	7,648,864
2023	2,351,929	(1,217,851)	3,187,765	4,321,844
2022	1,951,033	(1,003,068)	1,028,839	1,976,804
2021	1,708,806	(840,462)	344,477	1,212,821
2020	1,466,445	(769,493)	730,386	1,427,338
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The amounts in Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables:

PEO – Mr. Childers

Year	Year-End Fair Value (“FV”) of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year ($)	Change in FV From Last Day of Prior Year to Last Day of Year of Unvested Equity Awards ($)	Change in FV From Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year ($)	Value of Dividends Paid on Equity Awards Not Otherwise Included ($)	Total Inclusion of Equity Values ($)
2024	9,527,500	15,413,228	1,621,904	1,120,600	27,683,232
2023	9,297,628	3,848,748	427,795	759,436	14,333,604
2022	4,861,691	(818,579)	451,332	510,900	5,005,344
2021	2,958,118	(1,910,090)	(160,663)	596,192	1,483,558
2020	5,563,896	(558,310)	(874,186)	691,987	4,823,387

NON-PEO NEOs – Ms. Hildebrandt and Messrs. Aron, Ingersoll and Thode

Year	Average Year-End FV of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year ($)	Average Change in FV from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards ($)	Average Change in FV from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year ($)	Average Value of Dividends Paid on Equity Awards Not Otherwise Included ($)	Total Average Inclusion of Equity Values ($)
2024	2,429,513	3,397,466	314,803	243,951	6,385,733
2023	2,172,778	776,209	80,634	158,145	3,187,765
2022	999,328	(149,194)	78,509	100,196	1,028,839
2021	568,159	(323,536)	(1,545)	101,400	344,477
2020	796,610	(65,803)	(87,950)	87,529	730,386

For the equity values included in the above tables, the valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of the grant.

(4)	The peer group TSR shown in this table utilizes the Alerian Midstream Energy Total Return (AMNAX) Index, which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report for the year ended December 31, 2024. The comparison assumes $100 was invested for the period starting December 31, 2019, through the end of the listed year in the Company and the AMNAX Index. Historical stock price performance is not necessarily indicative of future stock performance.

(5)	We determined Adjusted EBITDA to be the most important financial performance measure used to link Company performance to Compensation Actually Paid to our PEO and other Named Executive Officers in 2024.

Relationship Between PEO and Other NEO Compensation Actually Paid and Company TSR

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our non-PEO NEOs, the Company’s cumulative TSR, and the peer group’s cumulative TSR over the five most recently completed fiscal years.

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Relationship Between PEO and Other NEO Compensation Actually Paid and Net Income

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our non-PEO NEOs, and our Net Income during the five most recently completed fiscal years.

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Relationship Between PEO and Other NEO Compensation Actually Paid and Company-Selected Measure

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our other Named Executive Officers, and our Adjusted EBITDA during the five most recently completed fiscal years.

Important Financial Performance Measures

The Company considers the following financial performance measures to have been the most important in linking Compensation Actually Paid to our PEO and other Named Executive Officers for 2024 to Company performance. The measures in this table are not ranked.

Adjusted EBITDA Cash Available for Dividend Leverage
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ADDITIONAL INFORMATION

2025 ANNUAL MEETING OF STOCKHOLDERS

Stockholders Entitled to Vote. Owners of our common stock as of the close of business on the record date of March 3, 2025, are entitled to receive notice of and to vote at the Annual Meeting. At the close of business on March 3, 2025, there were 175,268,710 shares of common stock outstanding. Each share of common stock entitles the holder to one vote on all matters submitted to a vote at the Annual Meeting and any adjournment or postponement of the meeting. A complete list of the stockholders entitled to vote will be available for examination for at least 10 days prior to the meeting at our corporate offices located at 9807 Katy Freeway, Suite 100, Houston, Texas 77024.

Voting Methods.

Stockholder of Record. If you are a stockholder of record, you may vote over the telephone, by Internet, by mailing in a proxy card, in person at the Annual Meeting or you can give a proxy to be voted at the meeting. Please refer to the specific voting instructions set forth on the Notice of Internet Availability of Proxy Materials.

Street Name Holder. If, like most of our stockholders, you hold your shares through a bank, broker or other nominee (in “street name”), you must vote your shares in the manner prescribed by your bank, broker or other nominee. Your broker or other nominee will either explain how to vote your stock or enclose a voting instruction card for you to use in directing the broker or other nominee how to vote your stock. If you are a street name holder, you may vote your stock in person at the Annual Meeting only if you obtain a signed proxy from your broker or other nominee giving you a right to vote the stock.

Annual Meeting Quorum. A quorum of stockholders is necessary for a valid meeting. The presence in person or by proxy of the holders of a majority of the voting power of all of the shares of stock entitled to vote shall constitute a quorum for the Annual Meeting. Under our bylaws and under Delaware law, abstentions and “broker non-votes” are counted as present in determining whether the quorum requirement is satisfied.

Broker Non-Votes and Their Impact on the Annual Meeting. A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that proposal and has not received instructions from the beneficial owner. Under the rules of the NYSE, brokers do not have discretionary authority to vote shares in connection with non-routine matters without instructions from the beneficial owner. Therefore, if you hold your shares in the name of a bank, broker or other nominee, for your vote to be counted on any of the proposals other than Proposal 2, you will need to communicate your voting decisions to your bank, broker or other nominee before April 10, 2025. Under applicable NYSE rules, brokers may vote on the ratification of Deloitte & Touche LLP as our registered independent public accounting firm for 2025 in their discretion, and therefore we do not expect any broker non-votes on this matter.

Each proposal to be voted on at the Annual Meeting is described in this Proxy Statement, as is the vote required to approve each proposal. For any other matters that may be properly presented for consideration at the Annual Meeting, the persons named as proxies will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. As of the date of this Proxy Statement, we do not anticipate that any other matters will be properly presented for consideration at the Annual Meeting.

How to Change Your Vote. A proxy may be revoked at any time before it is voted by sending written notice of revocation to our Secretary (see “Company Contact Information”), by delivering a later-dated proxy (by one of the methods described above) or by voting in person at the meeting. If you hold your shares in street name, you should follow the directions provided by your broker or other nominee regarding how to revoke your proxy.

Tabulation of Votes. An independent representative has been selected to tabulate and certify the vote results and act as the inspector of election for the Annual Meeting.

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Solicitation of Votes. This solicitation is made on behalf of the Board, and we will pay the cost of soliciting proxies. In addition to solicitations by mail, our directors, officers and employees, without additional compensation, may solicit proxies on the Company’s behalf in person, by telephone, or by electronic communication. We must also pay brokerage firms, banks, broker-dealers and other similar organizations representing beneficial owners certain fees associated with:

●	forwarding the Notice of Internet Availability of Proxy Materials to beneficial owners;

●	forwarding printed proxy materials by mail to beneficial owners who specifically request them; and

●	obtaining beneficial owners’ voting instructions.

Availability of Proxy Materials. Instead of mailing a printed copy of our proxy materials, including this Proxy Statement, form of proxy card and our 2024 Annual Report to Stockholders, we have elected to provide access to such documents on the Internet. Most stockholders will not receive printed copies of the proxy materials unless they request them, in which case printed copies of the proxy materials will be provided at no charge. Our Notice of Internet Availability of Proxy Materials was first mailed to stockholders of record and beneficial owners on or about March 11, 2025. Any stockholder may request to receive proxy materials in printed form by mail or electronically by e-mail for this year and on an ongoing basis by following the instructions set forth in the Notice of Internet Availability of Proxy Materials.

Householding. The SEC rules regarding the delivery of the notice of internet availability, proxy statements and annual reports permit us, in specified circumstances, to deliver a single set of these reports to any address at which two or more stockholders reside. This method of delivery, often referred to as householding, will reduce the amount of duplicative information that security holders receive and lower printing and mailing costs for us. Each stockholder will continue to receive a separate proxy card.

We have attempted to deliver only one Notice of Internet Availability of Proxy Materials to eligible stockholders who share an address, unless we received contrary instructions from any such stockholder prior to the mailing date. We will deliver promptly, upon written or oral request, a separate copy of the Notice of Internet Availability of Proxy Materials to a stockholder at a shared address to which a single copy of such document was delivered. Any stockholder who would like to receive a separate copy of the Notice of Internet Availability of Proxy Materials, now or in the future, should submit this request to our Secretary (see “Company Contact Information”). Beneficial owners sharing an address who receive multiple copies of the Notice of Internet Availability of Proxy Materials and who would like to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of such document be mailed to all stockholders at the shared address in the future.

2026 ANNUAL MEETING OF STOCKHOLDERS

Any stockholder proposal that is intended for inclusion in our proxy statement for our 2026 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act must be received by our Secretary at the address provided below no later than November 11, 2025. Proposals by stockholders must comply with all requirements of applicable rules of the SEC, including Rule 14a-8. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with Rule 14a-8 and other applicable requirements.

Our bylaws establish an advance-notice procedure for stockholder proposals or director nominations to be brought before an annual meeting but not included in our proxy statement. Under these bylaw provisions, we must receive written notice of a stockholder proposal or director nomination to be brought before the 2026 Annual Meeting of Stockholders on or after December 25, 2025 and no later than January 24, 2026 for that proposal or nomination to be considered timely. Stockholder proposals and director nominations brought under these bylaw provisions must include the information required under our bylaws, including among other things the following:

●	with respect to a nomination of a director, a description of all direct and indirect interests in any material contracts or arrangements between or among the stockholder providing notice of the proposed nomination, any beneficial owners, if different, on whose behalf the notice is sent or any participant (as defined in Schedule 14A) with such stockholder (collectively, the “Proposing Person”), on the one hand, and each candidate for nomination or his or her affiliates, on the other hand, including all information that would be required to be disclosed pursuant to Item 404 promulgated under the SEC’s Regulation S-K if the Proposing Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant; and
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●	a description of the amount of any securities that underlie certain derivative instruments to which the Proposing Person is a party, a description of any proportionate interest in our shares or certain derivative instruments held by a general or limited partnership or limited liability company in which such Proposing Person is a general partner, manager or managing member, as applicable, or beneficially owns an interest in a general partner, manager or managing member, as applicable.

A stockholder submitting a proposal or director nomination under our bylaw provisions must, among other things:

●	include the name and address of the Proposing Person, and the number of our shares that are, directly or indirectly, owned beneficially or of record by the Proposing Person;

●	state whether the Proposing Person intends to deliver a proxy statement and form of proxy to holders of a sufficient number of voting shares to carry the proposal or to elect the nominee or nominees, as applicable and include a representation to that effect;

●	be a stockholder of record as of the time of giving the notice and at the time of the meeting at which the proposal or nomination will be considered; and

●	update and supplement the required information 10 business days prior to the date of the meeting.

These bylaw requirements are in addition to the SEC’s requirements with which a stockholder must comply to have a stockholder proposal included in our proxy statement pursuant to Rule 14a-8 under the Exchange Act. In addition, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the nominees of our Board must adhere to the additional requirements of Rule 14a-19 under the Exchange Act, including providing a statement that such stockholder intends to solicit the holders of shares representing at least 67% of the voting power of Archrock shares entitled to vote on the election of directors in support of director nominees other than Archrock’s nominees. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any director nomination or stockholder proposal that does not comply with these requirements, our bylaws or other applicable requirements. Stockholders may obtain a copy of our bylaws by making a written request to our Secretary at the address provided below.

Stockholder proposals and nominations of directors must be delivered to our Secretary at the address provided below.

We intend to file a proxy statement and WHITE proxy card with the SEC in connection with the solicitation of proxies for our 2026 annual meeting of stockholders.

COMMUNICATION WITH THE BOARD

Stockholders or other interested parties may communicate with the entire Board or any individual member of the Board by writing to Gordon T. Hall, Chairman, at the address provided below. All written inquiries will be immediately forwarded as directed. In addition, any concern or inquiry may be communicated to our Audit Committee or the Board by calling our compliance hotline at 1-844-809-1630 or by going to www.archrock.ethicspoint.com.

COMPANY DOCUMENTS

We will provide to any stockholder or potential investor, without charge, upon written or oral request, by first class mail or other equally prompt means, a copy of this Proxy Statement or Annual Report on Form 10-K for the year ended December 31, 2024. These documents are also available on our website at www.archrock.com.

COMPANY CONTACT INFORMATION

Archrock’s Secretary and Investor Relations Departments can be contacted as follows:

By mail:

Archrock, Inc.

9807 Katy Freeway, Suite 100

Houston, Texas 77024

By telephone: (281) 836-8000

By email: investor.relations@archrock.com

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ARCHROCK, INC.
9807 KATY FREEWAY, SUITE 100
HOUSTON, TX 77024

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on April 23, 2025. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on April 23, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V61099-P25236

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ARCHROCK, INC.

The Board of Directors recommends that you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of the following persons to serve as directors of Archrock, Inc. until the 2026 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Anne-Marie N. Ainsworth
02) D. Bradley Childers
03) Gordon T. Hall
04) Frances Powell Hawes
05) J. W. G. ("Will") Honeybourne
06) James H. Lytal
07) Leonard W. Mallett
08) Jason C. Rebrook
09) Edmund P. Segner, III

The Board of Directors recommends that you vote FOR proposals 2 and 3.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date